UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

REALNETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1501 First Avenue South

Seattle, Washington 98134

August 8, 2017

Dear Shareholder:

I cordially invite you to attend the RealNetworks, Inc. 2017 Annual Meeting of Shareholders. The Annual Meeting will be held at 1:30 p.m., Pacific Time, on Tuesday, September 19, 2017 on the first floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the internet, we have elected to deliver our proxy materials to the majority of our shareholders over the internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On August 8, 2017, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and fiscal 2016 annual report to shareholders. This notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously submitted your vote.

On behalf of the Board of Directors, I would like to express our appreciation for your support of RealNetworks. We look forward to seeing you at the meeting.

Sincerely,

ROBERT GLASER

Founder, Chairman and

Chief Executive Officer

REALNETWORKS , INC.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

September 19, 2017

at 1:30 p.m. Pacific Time

To the Shareholders of RealNetworks, Inc.:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders of RealNetworks, Inc., a Washington corporation, will be held on Tuesday, September 19, 2017 at 1:30 p.m., Pacific Time, on the first floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134 for the following purposes, each of which is more fully described in the accompanying proxy statement:

1.	To elect Janice Roberts and Michael B. Slade as Class 2 directors, each to serve for a three-year term;

2.	To conduct an advisory vote to approve executive compensation;

3.	To conduct an advisory vote on whether to hold future advisory votes on executive compensation every year, every two years or every three years;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	To transact any other business properly presented at the meeting.

You are entitled to notice of and to vote at the Annual Meeting if you were a shareholder of record at the close of business on July 28, 2017. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at our principal executive offices located at 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

We encourage you to join us and participate in the meeting. If you are unable to do so, however, you have the option to vote in one of three ways:

A.	Online at www.envisionreports.com/RNWK, as described in the accompanying proxy statement;

B.	Call the toll-free telephone number shown on your proxy card; or

C.	Mail your signed proxy card (if you received a paper copy of the proxy materials by mail) as soon as possible in the envelope provided.

If your shares are held in the name of a broker, bank, or other holder of record, follow the instructions that you receive from that holder of record in order to properly vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL PARHAM

Senior Vice President, General Counsel

and Corporate Secretary

Seattle, Washington

August 8, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to Be Held on September 19, 2017

Our proxy statement is attached. Financial and other information concerning RealNetworks is contained in our annual report to shareholders for the fiscal year ended December 31, 2016. The proxy statement and our fiscal 2016 annual report to shareholders are available at www.edocumentview.com/RNWK.

DIRECTIONS TO REALNETWORKS	inside back cover

REALNETWORKS , INC.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

(206) 674-2700

2017 PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held September 19, 2017

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the proxy card. We have designated the following persons to serve as proxies for the annual meeting:

— Robert Glaser, Chief Executive Officer and Chairman of the Board; and

— Michael Parham, Senior Vice President, General Counsel and Corporate Secretary.

Why am I receiving these materials?

The Board of Directors of RealNetworks, Inc. is soliciting proxies for use at the Annual Meeting of Shareholders to be held on Tuesday, September 19, 2017 at 1:30 p.m. Pacific Time, and for any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held on the first floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134.

As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. These proxy solicitation materials and RealNetworks’ Annual Report to Shareholders for the fiscal year ended December 31, 2016, including financial statements, were mailed on or about August 8, 2017, to all shareholders entitled to vote at the Annual Meeting.

What proposals will be voted at the Annual Meeting?

Four proposals will be voted on at the Annual Meeting:

•

The election of two Class 2 directors, Janice Roberts and Michael B. Slade, to serve for terms of three years, each until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

•	A non-binding, advisory vote on the compensation of our named executive officers for the fiscal year ended December 31, 2016;

•	A non-binding, advisory vote on whether to hold future advisory votes on executive compensation every year, every two years, or every three years; and

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

What are the recommendations of the board of directors?

The board of directors unanimously recommends that you vote:

•	“FOR” election of the nominated Class 2 directors (Proposal 1);

•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal 2);

•	“1 YEAR” for the proposal regarding an advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3); and

•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for our current fiscal year (Proposal 4).

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment. If for any reason any of the nominees are not available as candidates for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

What constitutes a quorum?

As of the close of business on July 28, 2017, the record date, there were 37,201,967 shares of our common stock outstanding. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote outstanding on the record date will constitute a quorum. Both abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

Who is entitled to vote?

Shareholders holding shares of our common stock at the close of business on the record date may vote at the Annual Meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the shareholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. Each holder of our common stock is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” A shareholder of record is also referred to as a registered shareholder.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. On anything other than routine matters (such as a proposal to ratify an independent registered public accounting firm), your broker will not be able to vote your shares unless you give your broker specific voting instructions. As such, you must give your broker voting instructions in order for your vote to be counted on the proposal to elect directors (Proposal 1), the proposal regarding an advisory vote on executive compensation (Proposal 2), and the proposal regarding the frequency of future advisory votes on executive compensation (Proposal 3). We strongly encourage you to vote.

How do I vote?

Shareholders of record can vote by telephone, by the internet or by mail, as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered shareholders may cast their vote using any of the following methods:

(1)	Voting online by following the internet voting instructions at www.envisionreports.com/RNWK;

(2)	Calling 1-800-652-VOTE (8683) and voting by following the instructions provided on the phone line; or

(3)	Signing, dating and promptly mailing your proxy card in the enclosed postage-paid envelope, if you received proxy materials by mail;

(4)	In person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by telephone, internet, or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

How are votes counted?

In the election of directors, you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. With respect to the advisory vote on executive compensation, and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” With respect to the advisory vote on the frequency of future advisory votes on executive compensation, you will be able to specify one of four choices for this proposal on the proxy card: “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN.” If you “ABSTAIN,” the abstention has no effect on the voting results, although abstentions are considered votes cast for the purpose of determining the presence of a quorum. If you provide specific instructions, your shares will be voted as you instruct.

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the nominees to the board of directors, “FOR” the advisory vote on executive compensation, for “1 YEAR” in the advisory vote on the frequency of future advisory votes on executive compensation, and “FOR” ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting). If you are a beneficial holder and do not return a voting instruction form, your broker, bank or nominee may only vote on the ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

What vote is required to approve each item?

In the election of directors (Proposal 1), the two candidates for director who receive the highest number of affirmative votes will be elected if a quorum is present at the Annual Meeting. In the advisory vote on executive compensation (Proposal 2), and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year (Proposal 4), such proposals will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast against such proposal and a quorum is present at the Annual Meeting. In the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3), if a quorum is present at the Annual Meeting, the frequency that receives the most votes will be approved on an advisory basis. Our board of directors has recommended that an advisory vote on executive compensation be held every year. If another frequency receives more votes, the board of director will take the result into account when making its decision on how often to hold future executive compensation advisory votes.

What are broker non-votes and what effect do they have on the proposals?

Generally, broker non-votes occur when a broker (i) has not received voting instructions from the beneficial owner with respect to a particular proposal and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year (Proposal 4), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the uncontested election of our directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3). Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Can I change or revoke my proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of RealNetworks at our principal offices as set forth above in the Notice of Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Is cumulative voting permitted for the election of directors?

No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting the proxies accompanying this proxy statement from shareholders will be borne by RealNetworks. Our employees, officers and directors may solicit proxies in person, by telephone or by electronic communication. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock. Your cooperation in promptly voting your shares and submitting your proxy by telephone, internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

Who will serve as inspector of elections?

Our officers are authorized to designate an inspector of elections for the meeting. It is anticipated that the inspector of elections will be a representative from Computershare.

When is our fiscal year end?

Our fiscal year ends on December 31. This proxy statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our most recently completed fiscal year and some information is provided as of a more current date.

How can shareholders make a proposal for the 2018 annual meeting?

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with our 2018 annual meeting of shareholders must deliver a copy of the proposal to our Corporate Secretary, at our principal offices, not less than 120 days prior to the first anniversary of the date that this proxy statement was released to our shareholders, or, if the date of our 2018 annual meeting has been changed by more than 30 days from the date of our 2017 annual meeting, then no later than a reasonable time before we begin to print and mail our proxy materials. To be eligible to submit a proposal for inclusion in our proxy statement, a shareholder must have continually been a record or beneficial owner of shares of common stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

A shareholder of record who intends to submit a proposal at the 2018 annual meeting of shareholders that is not eligible or not intended for inclusion in our proxy statement must provide us with written notice, addressed to the Corporate Secretary at our principal offices, not less than 120 days prior to the first anniversary of the date that this proxy statement was released to our shareholders, or, if the date of our 2018 annual meeting has been changed by more than 30 days from the date of our 2017 annual meeting, then no later than a reasonable time before we begin to print and mail our proxy materials. The notice must also satisfy certain additional requirements specified in our bylaws, a copy of which will be sent to any shareholder upon written request to our Corporate Secretary.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials. Shareholders who do not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials, but would like to receive a separate copy or additional copies, may request these materials by calling 1-206-892-6320 or writing to: Investor Relations, RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Shareholders who share an address and receive multiple copies of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials may also request to receive a single copy by following the instructions above. Current and prospective investors can also access our Form 10-K, proxy statement and other financial information on the “Financial Information” section of our website at http://investor.realnetworks.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide for a Board of Directors that consists of not less than two and no more than nine members. Our Amended and Restated Articles of Incorporation provide that when the Board of Directors consists of four or more members, the directors will be divided into three classes (each class being as nearly equal in number as possible), with directors serving for staggered, three-year terms. The authorized number of directors is currently set at seven, with no current vacancies.

Our Class 2 directors’ terms expire at the Annual Meeting. Janice Roberts and Michael B. Slade are our current Class 2 directors, and they also are the board of directors’ nominees for election by the shareholders at the Annual Meeting. If elected, as Class 2 directors Ms. Roberts and Mr. Slade will serve as directors until our annual meeting of shareholders in 2020, each until their respective successor is elected and qualified, subject to earlier resignation or removal. If these two individuals are elected, the board of directors will continue to have seven members immediately following the Annual Meeting.

Ms. Roberts and Mr. Slade have been nominated by the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, comprised of non-management directors, and recommended to the shareholders by the Board of Directors for election at the Annual Meeting.

The accompanying proxy will be voted FOR the election of Ms. Roberts and Mr. Slade to the Board of Directors, except where authority to so vote is withheld. Proxies may not be voted for a greater number of persons than the number of nominees named. The nominees have consented to serve as members of our board if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable, or will decline, to serve as a director.

The Board has determined that Ms. Roberts is independent under the Nasdaq listing standards, and that Mr. Slade is not independent under the Nasdaq listing standards.

The name, age and certain background information regarding each member of our Board of Directors is set forth below. There are no family relationships among our directors or executive officers. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that he or she is qualified to serve as a director, each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to RealNetworks and our Board.

Nominees for Director

Class 2 Directors

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Janice Roberts Age 61 Director since 2010	Ms. Roberts serves as a Partner on the investment team of Benhamou Global Ventures, an early-stage venture capital firm based in Silicon Valley. As a Partner, she advises a portfolio of private companies. From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund where she continued as a venture advisor until 2014. Ms. Roberts’ current areas of investment interest include enterprise information technology, SaaS-based productivity and analytics, mobile infrastructure and applications and the Internet of Things. From 1992 to 2000, Ms. Roberts was employed by 3Com Corporation, a networking equipment company that was acquired by Hewlett Packard in April 2010, where she held various executive positions, most recently serving as President of 3Com Ventures and Senior Vice President	Senior leadership experience, in the U.S. and Europe Management advisory experience Executive-level experience with global technology companies, including companies focused on networking,

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Global Marketing and Business Development. Ms. Roberts managed a number of the new business initiatives at 3Com, including its Palm Computing subsidiary. Previously, Ms. Roberts was Managing Director and President of BICC Data Networks Ltd., a networking equipment company that was acquired by 3Com in 1992. Ms. Roberts’ early career was based in Europe and included various technology-related marketing and general management positions. Ms. Roberts serves on the boards of publicly traded Zebra Technologies, an industry leader in enterprise asset intelligence providing solutions and services for real-time visibility of operations, since October 2013, and Zynga, Inc., a leading developer of popular social and mobile games, since February 2017. Most recently, she served as a director of publicly traded ARM Holdings, Plc, a leading semiconductor IP company for mobile and consumer devices, from June 2011 until its acquisition by SoftBank Group Corporation in September 2016. Ms. Roberts serves on the board of directors of GBx Global, an organization supporting entrepreneurship and technology businesses spanning the U.K. and U.S. She also sits on the advisory board of Illuminate Ventures. Ms. Roberts holds a Bachelor of Commerce degree (Honours) from the University of Birmingham in the United Kingdom.

mobile and wireless communications technologies, consumer and enterprise

Experience investing in and advising early- and later-stage companies Experience through service as a director of public, private and nonprofit companies in the U.S., Europe and Asia, including service on audit, compensation, and nominating and governance committees of the board

Michael B. Slade Age 60 Director since 2011	Mr. Slade is a co-founder of Second Avenue Partners, a provider of management, strategy and capital for early stage companies, where he has served as a partner since 2000. From 2005 to 2006, Mr. Slade served as a strategic advisor for RealNetworks. From 2002 to May 2007, Mr. Slade served as a director of aQuantive, Inc., a publicly traded digital marketing service and technology company that was acquired by Microsoft Corporation in May 2007. From 1998 to 2004, Mr. Slade served as a consultant and member of the executive team at Apple Inc. From 1993 to 1998, Mr. Slade was chairman of the board of directors and chief executive officer of Starwave Corp., a Paul Allen-funded startup that was sold to The Walt Disney Corp. From 1983 to 1992, Mr. Slade held various executive and leadership positions with technology companies including Microsoft Corporation, Central Point Software, NeXT Computer, Inc. and Asymetrix Corp. Mr. Slade holds a B.A. in Economics from Colorado College and an M.B.A. from the Stanford University Graduate School of Business.

Senior executive leadership and business strategy experience

Management advisory experience

Executive-level experience with technology companies

Experience through service as a director of public and private companies

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN PROPOSAL 1.

Continuing Directors — Not Standing for Election This Year

Class 1 Directors

The remaining members of our Board are Class 1 directors whose terms continue until 2019, and Class 3 directors whose terms continue until 2018:

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Christopher R. Jones Age 48 Director since 2016	Mr. Jones serves as Engineering Director for Microsoft Corporation, leading the engineering team for Microsoft Health spanning mobile, web, and cloud services, a position he has held since October 2015. Previously, from February 2000 to October 2015, Mr. Jones served as a Corporate Vice President in various business divisions at Microsoft, including OneDrive & SharePoint, Windows Services, and Windows, where he led the engineering teams for several Microsoft products, such as OneDrive and OneDrive for Business, SharePoint Online and SharePoint Server, Outlook.com and other consumer services, and Windows XP. Mr. Jones joined Microsoft in August 1991, and held several program management and engineering roles prior to being named a Corporate Vice President. Mr. Jones currently serves on the Board of Trustees of The Bush School. Mr. Jones holds a B.S. degree in mathematical and computational sciences from Stanford University.	Senior leadership experience Extensive experience in software engineering and development

Dawn G. Lepore Age 63 Director since 2013	Ms. Lepore served as interim Chief Executive Officer of Prosper Marketplace, Inc., a privately held peer-to-peer lending marketplace, from March 2012 to January 2013. She served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, from October 2004 until its sale to Walgreen Co. in June 2011. Prior to joining drugstore.com, Ms. Lepore spent 21 years at the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company, holding several leadership positions, most notably Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration, and Chief Information Officer. She also served as a member of Schwab’s executive committee and as a trustee of SchwabFunds. Ms. Lepore has served on the board of directors of Quotient Technology Inc. since February 2012. She previously served on the board of directors of AOL Inc. from October 2012 to its sale to Verizon Communications Inc. in July 2015, The TJX Companies, Inc. from June 2013 to June 2014, eBay Inc. from December 1999 to January 2013, and The New York Times Company from April 2008 to June 2011. Ms. Lepore holds a B.A. degree from Smith College.

Senior executive leadership and business strategy experience

Executive-level experience with technology companies

Significant experience, expertise and background with regard to business, accounting and financial matters

Experience through service as a director of public and private companies

Dominique Trempont Age 63 Director since 2010	Mr. Trempont has served, since February 2011, as a director of Daily Mail and General Trust plc, a producer of media content, information analytics and events for businesses and consumers. From July 2008 to June 2017, Mr. Trempont served as a director of Energy Recovery, Inc., a manufacturer of energy efficient recovery devices that enable the economic transformation of sea water into drinkable water and recover the energy contained in industrial flows in oil, gas and fracking applications; he served as Chair of the Audit Committee of Energy Recovery, Inc. From 2005 to November 2011, Mr. Trempont served as a director of Finisar Corporation, a company that develops and markets high speed data communication systems and software for networking and storage. From 2006 to April 2010, Mr. Trempont served as a director of 3Com Corporation, a network management company that was acquired by Hewlett Packard in April 2010; he served as Chair of the Audit Committee of 3Com. From 2003 to 2005, Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm. Prior to joining	Senior leadership experience Management advisory experience Global financial and M&A expertise
	Battery Ventures, Mr. Trempont was Chairman, President and Chief Executive Officer of Kanisa, Inc., a B2B cloud based, automated	Executive-level experience with

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
technical support company focused on artificial intelligence powered self-service, peer-to-peer and call center enablement, from 1999 to 2002. Mr. Trempont was President and CEO of Gemplus Corporation, a smart card and mobile apps company, from 1997 to 1999. Prior to Gemplus, Mr. Trempont served as Chief Financial Officer and head of Operations at NeXT Software. Mr. Trempont began his career at Raychem Corporation, a materials science and engineering company focused on telecommunications, electronics, automotive and other industries. Mr. Trempont currently serves as a director of privately held on24, Inc., a cloud provider of marketing automation solutions. Mr. Trempont earned an undergraduate degree in Economics from College St. Louis (Belgium), a B.A. with high honors in Business Administration and Software (LSM) from the University of Louvain (Belgium) and a master’s degree in Business Administration from INSEAD (France/Singapore).

technology companies, with particular expertise in software companies, and business-to-business and business-to-consumer sales models

Experience through service as a director of global public and private companies

Class 3 Directors

Robert Glaser Age 55 Director since 1994	Mr. Glaser, founder of RealNetworks, currently serves as our Chief Executive Officer. He has served as Chairman of the Board of Directors of RealNetworks since its inception in 1994 and served as Chief Executive Officer of RealNetworks from 1994 through January 2010, returning as interim CEO in July of 2012 and becoming permanent CEO in July 2014. Mr. Glaser has served as a venture partner at Accel Partners, a venture capital firm, since May 2010. Mr. Glaser’s professional experience also includes ten years of employment with Microsoft Corporation where he focused on the development of new businesses related to the convergence of the computer, consumer electronics and media industries. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University.

Experience with technology companies through service as a founder, investor, executive and director

Extensive historical knowledge of RealNetworks and the industries in which it operates

Management advisory experience

Bruce A. Jaffe Age 53 Director since 2015	Mr. Jaffe serves as Chief Executive Officer of Donuts, Inc., an early stage, privately held operator of top-level domain names, since January 1, 2017. He is also a consultant and investor with Three Point Group, LLC, which he founded in 2008 and which focuses on early stage and growth technology companies. Mr. Jaffe served as Chief Financial Officer and EVP Corporate Development of Glam Media, a privately held media company, from May 2010 to December 2011. From June 1995 through February 2008, Mr. Jaffe held various positions at Microsoft Corporation, most recently serving as its Corporate Vice President, Corporate Development. Mr. Jaffe serves as a director of several privately held companies, including Donuts, Inc. Mr. Jaffe holds a B.S. degree from UC Berkeley and an M.B.A. from the Stanford University Graduate School of Business.

Senior executive leadership and business strategy experience

Management advisory and finance experience

Experience investing in and advising early stage companies

Experience through service as a director of private companies

BOARD OF DIRECTORS & GOVERNANCE MATTERS

Our business is managed under the direction of a Board of Directors, which has responsibility for establishing broad corporate policies and for the overall performance of RealNetworks. It is not, however, involved in operating details on a day-to-day basis.

Board Leadership Structure

Effective July 28, 2014, Mr. Glaser, the Chairman of our Board, was appointed as our Chief Executive Officer. He had previously served as interim CEO from July 2012 to July 2014 and as CEO from the founding of RealNetworks in February 1994 until January 2010. In maintaining Mr. Glaser’s position as Chairman, the Board has recognized the value of leveraging Mr. Glaser’s longtime leadership and knowledge of RealNetworks. In appointing Mr. Glaser as Chief Executive Officer, among other things, the Board determined that Mr. Glaser is best positioned to effectively identify and execute on our strategic priorities.

Since October 18, 2012, the date of our 2012 annual meeting, Dominique Trempont has served as our lead independent director. As lead independent director, Mr. Trempont is responsible for presiding over executive sessions of the independent directors, advising as to the quality, quantity and timeliness of the flow of information from management necessary for independent directors to effectively and responsibly perform their duties, coordinating the activities of the other independent directors, and acting as principal liaison between independent directors and management.

Our Board believes that its current leadership structure consisting of a joint chairman and chief executive officer and a lead independent director gives the Board flexibility to meet varying business, personnel and organizational needs at this time, and demonstrates its commitment to good corporate governance.

Director Independence

Our Board of Directors has determined that all of our directors other than Mr. Glaser and Mr. Slade are independent under the Nasdaq listing standards and the applicable rules promulgated by the SEC. Applying these same rules, our Board has determined that all members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are independent.

Arrangements Regarding Director Selection

Pursuant to the terms of an agreement entered into in September 1997 between RealNetworks and Mr. Glaser, RealNetworks has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares of our common stock.

Meetings of the Board and Committees

The Board meets on a regularly scheduled basis during the year to review significant developments affecting RealNetworks and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of Directors met six times during our fiscal year ended December 31, 2016 and took action by unanimous written consent on five occasions. The independent members of the Board of Directors regularly met in executive session without management present. No incumbent member attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the period for which he or she has been a director, except Mr. Jones. Mr. Jones was not able to attend one of the three such meetings held after his appointment to the Board of Directors in mid-2016; he otherwise attended 100% of the aggregate number of meetings of Board committees on which he served following his appointment. No incumbent member attended fewer than 75% of the aggregate number of meetings of any Board committees on which he or she served during the periods that he or she served during the fiscal year.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. In addition, the Board has in the past and may in the future create special committees from time to time. Applying the rules of the Nasdaq Stock Market and the SEC, the Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are “independent.” Committee membership of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee as of July 15, 2017 was as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dominique Trempont (chair)	Janice Roberts (chair)	Dawn G. Lepore (chair)
Bruce A. Jaffe	Dawn G. Lepore	Janice Roberts
Christopher R. Jones	Dominique Trempont

Audit Committee. The Audit Committee provides oversight of our accounting and financial reporting processes and financial statement audits, reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. All of the members of our Audit Committee are financially literate pursuant to Nasdaq rules, and our Board has designated Mr. Trempont as an Audit Committee Financial Expert, as defined by the SEC and applicable listing standards. For 2016, Mr. Trempont and Mr. Jaffe served on the Audit Committee for the entire year, Mr. Jones served on the Audit Committee from July 11 through the end of the year, and Michael T. Galgon served on the Audit Committee from January 1 through the date of his departure from the Board effective September 19. The Board of Directors has adopted a written charter for the Audit Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Audit Committee met eight times and acted by written consent one time during the fiscal year ended December 31, 2016.

Compensation Committee.    The Compensation Committee establishes, reviews and recommends to the Board the compensation and benefits to be provided to RealNetworks’ executive officers and reviews general policy matters relating to employee compensation and benefits. For 2016, Ms. Roberts, Ms. Lepore and Mr. Trempont served on the Compensation Committee for the entire year, with Ms. Roberts acting as chair the entire year; former director Mr. Galgon served on the Compensation Committee from January 1 through the date of his departure from the Board effective September 19. The Board of Directors has adopted a written charter for the Compensation Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Compensation Committee met five times and acted by written consent four times during the fiscal year ended December 31, 2016.

The Compensation Committee has the authority to retain a compensation consultant to assist in the evaluation of executive compensation and has the authority to approve the consultant’s fees and retention terms. In 2016, the Compensation Committee engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant to provide analyses and make recommendations concerning executive and non-management director compensation.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee searches for and recommends to the Board potential nominees for Board positions, makes recommendations to the Board regarding size and composition of the Board, and develops and recommends to the Board the governance principles applicable to RealNetworks. For 2016, Ms. Lepore and Ms. Roberts served on the Nominating and Corporate Governance Committee for the entire year, with Ms. Lepore acting as chair for the entire year. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Nominating and Corporate Governance Committee met two times and acted by written consent one time during the fiscal year ended December 31, 2016.

Compensation Committee Interlocks and Insider Participation

In 2016, the Compensation Committee was composed of Ms. Roberts, Ms. Lepore and Mr. Trempont for the entire year, with Mr. Galgon also serving on the committee from January 1 through his departure from the RealNetworks board effective September 19, 2016. In 2016, no executive officer of RealNetworks served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of RealNetworks’ Board of Directors or Compensation Committee. In addition, no interlocking relationship existed between any member of our Compensation Committee and any member of the compensation committee of any other company.

Board Oversight of Risk

Our management team is responsible for the day-to-day management of risks faced by RealNetworks, while the Board of Directors oversees our risk management, both as a full Board of Directors and through its committees. The Board obtains information and insight on risk management from our senior executives who attend Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. The Board also gains information from presentations prepared by senior management on strategic and significant operational matters involving our business. The Board of Directors also periodically reviews and approves our strategic plans and initiatives, including the related expected opportunities and challenges facing the business and the execution of those plans.

The Board of Directors has delegated the oversight of certain risk areas to Board committees that assist the Board in fulfilling its risk oversight responsibility. For example, the Audit Committee has the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these risks. The Audit Committee also monitors compliance with legal and regulatory requirements, reviews legal matters that could have a significant financial impact on RealNetworks and oversees the performance of our internal audit function. In addition, the Audit Committee monitors our code of ethics and oversees our procedures for handling employee complaints regarding accounting, accounting controls and auditing matters.

The Audit Committee also reviews the annual comprehensive enterprise risk assessment performed by our internal audit department that encompasses a number of significant areas of risk, including strategic, operational, compliance, investment and financial risks. This assessment process is designed to gather data regarding the most important risks that could impact our ability to achieve objectives and execute strategies and entails reviewing critical policies and strategies as well as monitoring emerging industry trends and issues. The assessment is reviewed by our Chief Executive Officer and Chief Financial Officer and presented to the Audit Committee to facilitate discussion of any high risk areas.

The Board of Directors has also delegated to other committees the oversight of risk within their areas of responsibilities and expertise. The Compensation Committee has primary responsibility for the compensation of our chief executive officer and reviews and approves the compensation of our executive officers. The Compensation Committee also reviews the relationship of executive compensation to our corporate strategies and business plans and, in connection with these responsibilities, conducts an annual review of our risk assessment of compensation policies and practices for our employees. The Nominating and Corporate Governance Committee oversees the risk associated with our corporate governance policies and practices. Each committee of the Board is responsible for reporting its findings and recommendations, as appropriate, to the full Board of Directors.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

We have a policy that at least one member of our Board of Directors will attend each annual meeting of shareholders, and all directors are encouraged to attend shareholder meetings. We reimburse directors for reasonable expenses incurred in attending annual meetings of shareholders. Two directors attended our annual meeting of shareholders held on September 19, 2016.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. Our Code of Business Conduct and Ethics is publicly available on our corporate website (http://investor.realnetworks.com under the caption “Corporate Governance”), or can be obtained without charge by written request to our Corporate Secretary at the address of RealNetworks’ principal executive office. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to or waiver from the application of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on our website at http://investor.realnetworks.com under the caption “Corporate Governance.”

Identification, Evaluation and Qualification of Director Nominees

In general, the Nominating and Corporate Governance Committee reviews director candidates identified by Board members and any third-party search firms engaged by the Committee as part of the director nomination process. The Committee will consider candidates presented, and those candidates that the Committee determines meet the criteria for serving will be interviewed and evaluated by members of the Committee, who will review each nominee’s qualifications and references and such other information as the Committee may deem relevant. The other directors and the third party search firm, if one is engaged, are also given the opportunity to meet with and interview the candidates. The Committee will then recommend to the full Board the nominees that it has determined best suit the Board’s needs. The Board ultimately makes all nominations for directors to be considered and voted upon at our annual meetings of shareholders.

Qualifications required of individuals who are considered as board nominees will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time of any vacancy. All directors should possess the background, skills, expertise, and commitment necessary to make a significant contribution to RealNetworks. Relevant qualifications for our directors include: (1) exemplary personal and professional ethics and integrity; (2) the ability to engage in objective, fair and forthright deliberations; (3) operating experience at a policy-making level in business(es) relevant to our current and future plans; (4) independent judgment; (5) adequate time and personal commitment to provide guidance and insight to management; (6) a commitment to provide long-term value to our shareholders; (7) sophisticated business skills to enable rigorous and creative analysis of complex issues; and (8) understanding and experience in relevant markets, technology, operations, finance or marketing in the context of an assessment of the perceived needs of the Board as determined from time to time.

While we do not have a formal policy or guidelines regarding diversity of membership of our Board of Directors, the Board recognizes the value of having a broad range of skills, expertise, contacts, industry knowledge, and diversity of opinion on our board. Therefore, the Board gives consideration to obtaining a diversity of experience and perspective within the Board and solicits directors’ views on a variety of topics, including whether directors as a whole have the appropriate mix of characteristics, attributes, business experience and background to effectively serve as one of our directors.

Shareholder Nominations and Recommendations for Director Candidates

Shareholder Nominations for Director

Pursuant to our Amended and Restated Bylaws, shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give notice of the proposal to nominate such candidate(s) in writing to our Corporate Secretary not less than 120 days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting, or, if the date of the annual meeting at which the shareholder proposes to make such nomination is more than 30 days from the first anniversary of the date of the previous year’s annual meeting, then the shareholder must give notice in a reasonable time before we begin to print and mail our proxy materials. The notice must satisfy certain requirements specified in our Amended and Restated Bylaws, a copy of which will be sent to any shareholder upon written request to our Corporate Secretary. The Nominating and Corporate Governance Committee will evaluate shareholder nominees using the same standards it uses to evaluate other nominees.

No shareholder has presented a timely notice of a proposal to nominate a director this year. Accordingly, the only directors to be elected at the Annual Meeting are Ms. Roberts and Mr. Slade. No other nominations are before, or may be brought at, the Annual Meeting.

Shareholder Recommendations for Director

In addition to the general nomination rights of shareholders, the Nominating and Corporate Governance Committee of the Board of Directors will consider Board candidates recommended by qualified shareholders in accordance with a written policy adopted by the Committee. To be a qualified shareholder eligible to recommend a candidate to serve on the Board, a shareholder must have continuously held at least 2% of our outstanding securities for at least 12 months prior to the date of the submission of the recommendation.

A qualified shareholder may recommend a Board candidate for evaluation by the Committee by delivering a written notice to the Committee subject to the requirements set forth below. The notice must be received by the Committee not less than 120 days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting. If we change the date of our annual meeting by more than 30 days from the date on which the previous year’s annual meeting was held, the notice must be received by the Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

Any Board candidate recommended by a shareholder must be independent of the recommending shareholder in all respects (e.g., free of material personal, professional, financial or business relationships from the proposing shareholder), as determined by the Committee or applicable law. Any Board candidate recommended by a shareholder must also qualify as an “independent director” under applicable Nasdaq rules.

The notice shall also contain or be accompanied by (i) proof of the required stock ownership (including the required holding period) of the proposing shareholder, (ii) a written statement that the qualified shareholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the Board candidate is proposed to be nominated, (iii) the name or names of each shareholder submitting the proposal, the name of the Board candidate, and the written consent of each such shareholder and the Board candidate to be publicly identified, (iv) the recommending shareholder’s business address and contact information, and (v) all other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

With respect to the proposed Board candidate, the following information must be provided:

•	name, age, business and residence addresses;

•	principal occupation or employment;

•	number of shares of RealNetworks’ stock beneficially owned (if any);

•	a written resume of personal and professional experiences;

•	a statement from the recommending shareholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected;

•

all other information relating to the proposed Board candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the regulations promulgated thereunder; and

•

information, documents or affidavits demonstrating to what extent the proposed Board candidate meets the required minimum criteria established by the Committee, and the desirable qualities or skills, described in our policy regarding director nominations.

The notice must also include a written statement that the recommending shareholder and the proposed Board candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation as well as the signature of each proposed Board candidate and of each shareholder submitting the recommendation.

The notice must be delivered in writing, by registered or certified, first-class mail, postage prepaid, to Chair, Nominating and Corporate Governance Committee, RealNetworks, Inc., c/o Corporate Secretary, 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Communicating with the Board of Directors

Shareholders who wish to communicate with our Board of Directors, or with any individual member of the Board, may do so by sending such communication in writing to the attention of our Corporate Secretary at the address of our principal executive offices with a request to forward the same to the intended recipient. Shareholder communications must include confirmation that the sender is our shareholder. All such communications will be reviewed by our Corporate Secretary or Chief Financial Officer in order to create an appropriate record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by our Board of Directors or by any individual director. Communications will not be forwarded to Board members that (i) are unrelated to our business, (ii) contain improper commercial solicitations, (iii) contain material that is not appropriate for review by the Board of Directors based upon our Bylaws and the established practice and procedure of the Board, or (iv) contain other improper or immaterial information.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The following information indicates the positions and ages of our executive officers and their business experience during at least the past five years.

Name and Age	Position with Company and Principal Business Affiliations During Past Five Years
Robert Glaser Age 55	Chief Executive Officer since July 2014. Mr. Glaser, founder of RealNetworks, has served as Chairman of the Board of Directors of RealNetworks since its inception in 1994 and served as Chief Executive Officer of RealNetworks from 1994 through January 2010, returning as interim CEO in July of 2012. Mr. Glaser’s complete biographical information is presented in “Continuing Directors — Not Standing for Election This Year.”

Name and Age	Position with Company and Principal Business Affiliations During Past Five Years
Cary L. Baker Age 41	Senior Vice President, Chief Financial Officer and Treasurer since May 5, 2017. Mr. Baker most recently served as Chief Financial Officer of HEAT Software, Inc., a global provider of cloud-based IT service management and endpoint management software solutions, from its formation in February 2015 through April 2017. From March 2014 to October 2016, Mr. Baker also served as Chief Financial Officer of NetMotion Software, a provider of mobile security and performance management software solutions, and an affiliate of HEAT Software. From May 2010 to November 2013, he held key financial leadership roles at Clearwire Corporation, including most recently as Vice President Finance from May 2011. Mr. Baker’s earlier experience includes financial leadership roles at Boost Mobile and Sprint Corporation. Mr. Baker holds an M.B.A. from the Kelley School of Business at Indiana University and a Bachelor of Science degree in finance from the University of Idaho.

Michael Parham Age 54	Senior Vice President, General Counsel and Corporate Secretary since August 2012. Mr. Parham previously served as Associate General Counsel since January 2004. Prior to joining our legal department in March 2000, Mr. Parham was an attorney with IBM, serving as Regional Counsel for IBM’s Midwest region in Chicago. Mr. Parham began his legal career with the law firm of Chapman and Cutler in Chicago. Mr. Parham holds a J.D. from the University of Michigan Law School.

William J. Patrizio Age 54	President, Consumer Media since September 2016. Prior to joining Real, he led Opaka Partners, a consulting firm that he founded in 2013. Previously, he served as chief executive officer and as a member of the board of directors of Red Bee Media, a creative, broadcast, and digital media software and services company based in the U.K., which was sold to Ericsson in May 2014, and prior to that he was president of the broadcast services division of Technicolor SA, a French corporation providing products and services for the communications, media, and entertainment industries, which division was sold to Ericsson in July 2012. Bill also previously served as senior vice president and chief procurement officer at JPMorgan Chase & Co., senior vice president, strategic sourcing and procurement at The Walt Disney Company, and held various senior operations, sales, and marketing positions at Universal Studios, Joseph E. Seagram & Sons and Kellogg Company. Bill is currently an industry advisor with Silverwood Partners. He holds an M.B.A. in finance and a bachelor’s degree in marketing from Iona College.

Massimiliano Pellegrini Age 49	President, Mobile Services since April 2016, and previously serving as President, Products and Marketing since June 2014 and President of our Mobile Entertainment business since joining RealNetworks in February 2013. Prior to joining RealNetworks, Mr. Pellegrini served as Chairman and Chief Executive Officer of Dada.net S.p.A., a mobile web services company. In 2011, Dada.net was acquired by Buongiorno S.p.A., an international provider of mobile entertainment services. Buongiorno was acquired in July 2012 by NTT Docomo, a Japanese provider of mobile voice, data and multimedia services. Prior to joining Dada.net in May 2000, Mr. Pellegrini was a consultant with Andersen Consulting (now Accenture). Mr. Pellegrini holds a degree in business administration from the University of Florence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures With Respect to Related Person Transactions

It is the policy of RealNetworks not to enter into any related person transaction unless the Audit Committee of the Board of Directors reviews and approves such transaction in accordance with guidelines set forth in the RealNetworks, Inc. Policy Regarding Related Party Transactions, or the transaction is approved by a majority of RealNetworks’ disinterested directors. In reviewing and approving any related person transaction, the Audit Committee will satisfy itself that it has been fully informed as to the related person’s relationship and interest including all material facts of the proposed transaction, and determine that the transaction is fair to RealNetworks.

All related person transactions of which RealNetworks’ management is aware will be disclosed to the Audit Committee. At least annually, management will elicit information from our executive officers and directors as to existing and potential related person transactions, and will seek to obtain such information from 5% shareholders who do not file reports with the SEC on Schedule 13G. An executive officer or director will promptly inform the Chair of the Audit Committee when the officer or director becomes aware of a potential related person transaction in which the officer or director would be a related person.

Certain Relationships and Related Transactions

Pursuant to the terms of an agreement entered into in September 1997 between RealNetworks and Mr. Glaser, RealNetworks has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares of common stock.

In August 2012, we entered into a strategic advisory agreement with Michael Slade, a director, whereby Mr. Slade would provide consulting services relating to strategic initiatives of the company and our business units. During 2013, Mr. Slade was paid $20,000 per month for his services rendered pursuant to this agreement. Effective January 23, 2014, the scope of services provided by Mr. Slade pursuant to this agreement was expanded and the related fee was increased to $30,000 per month. Effective January 1, 2015, the arrangement was again amended to further expand the services and to provide for compensation for the 6-month period ended June 30, 2015 as follows: (i) a monthly cash fee equal to $33,333; (ii) the grant of an option to acquire RealNetworks common stock valued at $100,000 on the grant date to vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date; (iii) the award of restricted stock units valued at $50,000 on the grant date to vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date; (iv) reimbursement of the monthly equivalent of the $100,000-per-year cost of an executive assistant; and (v) a guaranteed bonus equal to $150,000. The arrangement was extended for one month, until July 31, 2015; however, although provided for under the amended agreement, there was no performance bonus for any period after the first half of 2015. From August 1, 2015 through March 2, 2016, the scope of Mr. Slade’s services was reduced and the company paid him a consulting fee during that time of $20,000 per month. Mr. Slade’s consulting services to the company ceased on March 2, 2016 and, accordingly, he has been paid no compensation under the strategic advisory agreement, as amended, since that date. From January 1, 2015 through March 2, 2016, Mr. Slade was paid no fees related to his service on the RealNetworks Board of Directors or any committee thereof. As of March 3, 2016, however, Mr. Slade became eligible to earn the standard fees for service as a director.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 14, 2017 (the “table date”), information regarding beneficial ownership of our common stock by (a) each person known to RealNetworks to be the beneficial owner of more than five percent of RealNetworks’ outstanding common stock, (b) each director, (c) our named executive officers, and (d) all of our current executive officers and directors as a group. Percentage of beneficial ownership is based on 37,132,021 shares outstanding as of July 14, 2017. The mailing address for each executive officer and director in the table below is c/o RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Outstanding
Robert Glaser(2)	13,753,366	36.2%
Ariel Investments, LLC(3)	6,927,952	18.7%
Lloyd I. Miller, III(4)	3,628,757	9.8%
Dimensional Fund Advisors LP(5)	2,619,999	7.1%
BlackRock, Inc.(6)	1,846,828	5.0%
Bruce A. Jaffe(7)	50,188	*
Christopher R. Jones(8)	31,005	*
Dawn G. Lepore(9)	93,518	*
Janice Roberts(10)	129,772	*
Michael B. Slade(11)	154,413	*
Dominique Trempont(12)	100,759	*
Cary L. Baker(13)	0	*
Michael Parham(14)	129,157	*
William J. Patrizio(15)	0	*
Max Pellegrini(16)	216,817	*
Marjorie Thomas(17)	48,995	*
All directors and executive officers as a group (12 persons)(18)	14,707,990	37.9%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the table date, and restricted stock units, or RSUs, that will have vested within 60 days of the table date, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, RealNetworks believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	For Mr. Glaser, includes 459,101 shares of common stock owned by the Glaser Progress Foundation, of which Mr. Glaser is trustee. Mr. Glaser disclaims beneficial ownership of these shares. Also includes 794,260 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 96,277 RSUs that are scheduled to vest within 60 days of the table date.

(3)	Information is based on a Schedule 13G filed with the SEC on February 14, 2017 by Ariel Investments, LLC. Ariel reported that as of December 31, 2016, it beneficially owned an aggregate of 6,927,952 shares of common stock and that its address is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(4)	Information is based on a Schedule 13G filed with the SEC on January 30, 2017 by Lloyd I. Miller, III. Mr. Miller reported that as of December 31, 2016, he beneficially owned an aggregate of 3,628,757 shares of common stock and that his address is 3300 South Dixie Highway, Suite 1-365, West Palm Beach, Florida 33405.

(5)	Information is based on a Schedule 13G filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP. Dimensional reported that as of December 31, 2016, it beneficially owned an aggregate of 2,619,999 shares of common stock and that its address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts. While Dimensional possesses investment and/or voting power over these shares and therefore may be deemed to be the beneficial owner of such shares, Dimensional disclaims beneficial ownership of these shares.

(6)	Information is based on a Schedule 13G filed with the SEC on February 8, 2017 by BlackRock, Inc. BlackRock reported that as of December 31, 2016, it beneficially owned an aggregate of 1,846,828 shares of common stock and that its address is 55 East 52nd Street, New York, New York 10055.

(7)	For Mr. Jaffe, includes 28,750 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 9,438 RSUs that are scheduled to vest within 60 days of the table date.

(8)	For Mr. Jones, includes 18,346 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 9,438 RSUs that are scheduled to vest within 60 days of the table date.

(9)	For Ms. Lepore, includes 59,270 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 9,438 RSUs that are scheduled to vest within 60 days of the table date.

(10)	For Ms. Roberts, includes 78,020 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 9,438 RSUs that are scheduled to vest within 60 days of the table date.

(11)	For Mr. Slade, includes 108,329 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 17,625 RSUs that are scheduled to vest within 60 days of the table date.

(12)	For Mr. Trempont, includes 78,541 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 9,438 RSUs that are scheduled to vest within 60 days of the table date.

(13)	For Mr. Baker, includes 0 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date or RSUs scheduled to vest within 60 days of the table date

(14)	For Mr. Parham, includes 105,550 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 0 RSUs that are scheduled to vest within 60 days of the table date.

(15)	For Mr. Patrizio, includes 0 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date or RSUs scheduled to vest within 60 days of the table date.

(16)	For Mr. Pellegrini, includes 206,250 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 0 RSUs that are scheduled to vest within 60 days of the table date.

(17)	For Ms. Thomas, includes 0 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date or RSUs scheduled to vest within 60 days of the table date. Ms. Thomas ceased to be an executive of RealNetworks after May 5, 2017.

(18)	For all directors and executive officers as a group (12 persons), includes an aggregate of 1,477,316 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 161,092 RSUs that are scheduled to vest within 60 days of the table date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires RealNetworks’ executive officers, directors, and persons who own more than ten percent of a registered class of RealNetworks’ equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all such reports they file. Specific due dates have been established by the SEC, and we are required to disclose any failure to file by those dates.

Based solely on our review of the copies of such reports received by us, and on written representations by our executive officers and directors, we believe that during fiscal 2016, all of our executive officers and directors and all of the persons known to us to own more than ten percent of our common stock, complied with all Section 16(a) filing requirements applicable to them, except that the vesting of 1,250 restricted stock units held by Michael Parham, and the related withholding of 341 shares to cover taxes, on March 24, 2016, which should have been reported within two business days, was reported late on a Form 4 filed September 27, 2016.

EXECUTIVE COMPENSATION —

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the principles underlying our executive compensation program and discusses how those principles affected our policies and decisions regarding the compensation of our named executive officers.

EXECUTIVE SUMMARY FOR 2016

Overview.    In 2016, RealNetworks made significant progress on two of the three major financial goals previously established by management: stabilizing its businesses and achieving quarter-over-quarter revenue growth. Over the past few years, management has carefully assessed the company’s products and services, both newly launched and legacy, and sharpened the focus on its plan to achieve sustainable growth and profitability. During the first quarter of 2016, we reorganized the management of our businesses to better align products and services, and related resources, for improved efficiencies and strategic positioning. Throughout 2016, Rob Glaser has continued to guide all company efforts as our Chief Executive Officer and Chairman. Max Pellegrini, as President of Mobile Services, manages the digital media services we provide to mobile and online service providers, and 2016 saw continued progress in the deployment of these services through Tier 1 carriers around the world. Bill Patrizio joined RealNetworks in September 2016 to lead the Consumer Media business, driven by our RealPlayer media player software. In addition to continuing consumer sales and technology licensing, 2016 was a pivotal year for this business with the release of next-generation RMHD codec technology. We have continued to operate our Europe-based casual games business, which focused its efforts in 2016 on in-house game development and building a solid mobile games base. Also in 2016, our corporate management team successfully led efforts to streamline operations and reduce overhead expenses, resulting in a significant year-over-year reduction in operating expenses.

Aligning the compensation of our management team with our overall corporate strategy and growth plans, our compensation program is substantially performance-based and aims to encourage the performance necessary to drive growth and profitability for RealNetworks. In general, the compensation to our named executive officers was consistent with 2015 compensation. The compensation package for our only executive officer hired in 2016, Mr. Patrizio, was also in line with our new-hire compensation levels for business executives.

Financial Results.     Our financial results for 2016 show momentum towards our strategic goals, with revenue growth in the fourth quarter and a significant decline in operating expenses for the full year. Overall, our financial results reflect our efforts to build distribution channels, enhance our product portfolio, and streamline the organization, all of which continued throughout 2016. Consolidated revenue declined 4% from 2015 when calculated in accordance with U.S. generally accepted accounting principles, or GAAP; but when omitting 2015 revenue from the casino games business, which we sold in August 2015, revenue was flat year over year reflecting overall stabilization driven by sales in our Mobile Services business. Gross profit improved slightly, by 1%, from 2015 to 2016 as we continued efforts to build efficient distribution channels for our products and services and invested in development, primarily in our Consumer Media and Games businesses. Operating expenses improved significantly over 2015, and our net loss improved from a loss of $81.8 million in 2015 to a loss of $36.6 million in 2016. Adjusted EBITDA, which we define below, improved from a loss of $45.8 million in 2015 to a loss of $21.6 million in 2016, primarily as we slowed our spending on new product development and focused more heavily on distribution opportunities for all business lines, and improved overall efficiencies. Our incentive bonus program for 2016 was heavily based on achievement against target revenue and adjusted EBITDA or divisional contribution margin goals, with challenging performance goals. Despite improvements reflected in the 2016 financial results, the annual bonus awards paid to our named executive officers according to the pre-established formula were well below target levels.

Management Team.    The executive compensation program is designed to aggressively drive company performance by encouraging successful execution of our growth plan and strategic initiatives. Given the turnover on the management team, however, there continues to be some level of year-over-year variation in executive compensation as different incentives have been required for recruitment and retention purposes.

Our named executive officers for 2016 include the following executive officers:

Robert Glaser	Founder, Chairman and Chief Executive Officer
William Patrizio	President, Consumer Media (Mr. Patrizio joined RealNetworks in September 2016)
Massimiliano Pellegrini	President, Mobile Services
Michael Parham	SVP, General Counsel and Corporate Secretary
Marjorie Thomas	SVP, Chief Financial Officer and Treasurer (Ms. Thomas left the company in May 2017)

Pay for Performance.    Our Compensation Committee supports a pay-for-performance philosophy, with the goal of having a substantial part of our executive compensation program consisting of performance-based compensation. This is reflected in our annual performance-based incentive bonus plan, which we also refer to as our Executive Bonus Plan, which provides eligible executives the opportunity to earn a bonus upon achieving pre-established performance objectives, all of which are weighted toward financial and strategic objectives of our businesses. In 2016, all of our named executive officers participated in the Executive Bonus Plan. Moreover, in a continuing effort to more closely align the interests of executives and shareholders and to conserve cash, the Compensation Committee determined that any payouts under the plan would be paid 50% in cash and 50% in the form of fully vested restricted stock units.

Further in line with this pay-for-performance philosophy, since 2012, we have relied more on performance-related equity awards, as evidenced by the long-term performance-based option awards granted to Mr. Glaser in 2014, 2015 and 2016. These awards become eligible to vest only upon achievement of significant total shareholder return goals (subject to continued service with us).

Accordingly, actual compensation paid to our named executive officers varies with the company’s performance in achieving financial and strategic objectives and the executive’s individual performance. We believe that our emphasis on pay for performance provides appropriate incentive to our executives to achieve important business objectives of the company and better aligns the interests of our executives with that of our shareholders.

Please note that we define “adjusted EBITDA” as GAAP net income (loss) excluding the impact of the following: interest income (loss), income tax expense, gain on investments, equity in net loss of Rhapsody, depreciation and amortization, acquisitions-related intangible asset amortization, stock-based compensation, restructuring and other charges, and lease exit and related charges.

2016 Compensation Highlights.

Highlights relating to our named executive officers, generally:

•	Of our five named executive officers for 2016, one executive, Mr. Patrizio, was newly hired in September 2016.

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2016 incentive bonuses for named executive officers were lower than target levels and lower than in the prior year. Payouts of 2016 incentive bonuses were made to the named executive officers 50% in cash and 50% in the form of fully vested RSUs rather than 100% in cash in an effort to conserve the company’s cash and to more closely align the interests of executives with those of the company’s shareholders.

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In December 2016, we completed an option exchange program that was approved by our shareholders at our annual meeting in September 2016. Along with all active RealNetworks employees, each of our named executive officers except for Mr. Glaser was eligible to participate in the option exchange program. Pursuant to the program, eligible options were exchanged for new awards, primarily options, on a one-for-one basis, with the new options having extended vesting terms and an exercise price equal to the closing price of RealNetworks common stock on December 6, 2016. Ms. Thomas and Messrs. Parham and Pellegrini received new options in exchange for their eligible options, with the incremental value of such securities reported in the tables that accompany this Compensation Discussion and Analysis. Outside of the shareholder-approved option exchange program, no new option awards were granted to Ms. Thomas, Mr. Parham or Mr. Pellegrini in 2016 and the only RSUs that these executives were granted in 2016 were awarded during the first quarter as payment under the 2015 bonus incentive plan so were not part of their 2016 compensation arrangements. Mr. Glaser, as CEO and Chairman, was ineligible to participate in the shareholder-approved exchange program, and Mr. Patrizio’s new-hire option was ineligible for exchange based on the December 6 closing price.

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Total cash compensation (comprised of cash salary plus full incentive bonuses approved under the 2016 Executive Bonus Plan even though such bonuses were paid half in cash and half in the form of equity) for the named executive officers was lower than in 2015, or flat in the case of Mr. Pellegrini. Moreover, total direct compensation for Ms. Thomas and for Mr. Parham was below the peer median; total direct compensation for Mr. Pellegrini was above the peer median, but well below the 75th percentile.

Highlights relating to our CEO:

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Our CEO’s total cash compensation for 2016, including cash salary, the salary option (as it was paid in lieu of cash), and the full incentive bonus (even though the bonus was paid 50% in cash and 50% in the form of fully vested RSUs), was lower than the prior year. The difference was due to the incentive bonus payout, which was lower than the prior year and well below target and, again, was partially paid in the form of fully vested RSUs. Base salary was consistent year over year and was not high relative to peer companies as it was near the 25th percentile of the peer group.

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Of the total value of equity awards granted to our CEO in 2016, excluding the portion that related to the 2015 incentive bonus and thus has been reported as 2015 compensation, 85% was directly subject to performance objectives. Importantly, the remaining 15%, or $150,000, of our CEO’s 2016 total equity was in lieu of cash salary for 2016, thus making a portion of his annual salary more performance based than if his salary had been paid solely in cash. There was no premium added to the option value when replacing the cash salary (i.e., $150,000 of salary for 2016 was granted as options in 2016). The company does not view the CEO’s salary replacement options as long-term incentive compensation, therefore we view 100% of the CEO’s equity compensation for 2016 as contingent on achieving a minimum stock price performance threshold.

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Our CEO’s total direct compensation value for 2016 (comprised of salary, 2016 bonus, and the fair value of equity awards, but excluding the 2015 bonus that was paid in the form of equity in early 2016) was about 26% below the median for peer group CEOs.

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The CEO’s total direct compensation value was set below the peer median despite the fact that, at the time of the grant of the long-term equity award to our CEO, in December 2016, the Compensation Committee’s consultant provided data showing that the company’s relative TSR versus that of the 2016 Peer Group (as defined below) was above the median for the one- and three-year periods.

EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY AND ELEMENTS

The overall objectives of our executive compensation program are to provide compensation at competitive levels in order to recruit and retain talented executives, motivate our executives to achieve our strategic and financial objectives, and provide incentives to help align the interests of our executives with the interests of our shareholders.

Our executive compensation program provides the following three primary elements of compensation:

•	Base salary. Our named executive officers receive base salary so that we can recognize them for their day-to-day contributions and provide competitive pay that encourages retention and recruitment.

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Annual performance-based incentive bonus.    We establish a performance-based incentive bonus plan on an annual basis, under which our named executive officers each have an opportunity to receive a bonus, typically paid in cash (although this was not the case for 2016 or 2015), upon achievement of certain performance objectives derived from the internal strategic plan we establish for the company each year. The bonuses are intended to motivate our executives to achieve our financial and strategic objectives, and these bonuses are not guaranteed under the annual plan. However, in the case of Mr. Patrizio, because he joined the company late in 2016, he was guaranteed a minimum 2016 bonus equal to his prorated target opportunity.

Bonuses in 2016 were not only below the target opportunity provided to each eligible named executive officer, except Mr. Patrizio as noted, but were paid 50% in cash and 50% in the form of fully vested RSUs, exhibiting discipline from a cash management perspective and a desire to more closely align executives’ interests with shareholders.

Although a portion of the 2016 bonus and all of the 2015 bonus was paid in the form of fully vested RSUs, these equity awards were not considered to be equity compensation from the company’s perspective as they were essentially cash-equivalent payments made pursuant to the Executive Bonus Plan for each of those years. Further, although the grants that relate to the 2015 Executive Bonus Plan are reported in the “2016 Grants of Plan-Based Awards” table that follows this Compensation Discussion and Analysis, the value of those awards is not included in 2016 total compensation for our named executive officers as it was more appropriately included in 2015 total compensation.

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Long-term equity compensation.    We provide equity-based compensation to our named executive officers to better align their interests with the interests of our shareholders as well as to motivate our officers to enhance the long-term performance of RealNetworks. Equity awards also are an important retention tool for us because the awards typically vest over a multi-year period. Other than our CEO and our newly hired executive, none of named executive officers received a new long-term equity award in 2016. The named executive officers besides Mr. Glaser, our CEO, and the newly-hired Mr. Patrizio, participated in the shareholder-approved option exchange program that was completed in December 2016. This was a broad-based exchange, approved by a majority of our shareholders, and served to refresh the equity holdings of our employees worldwide, including our executive officers other than Mr. Glaser and Mr. Patrizio. Mr. Patrizio, our most recently hired executive, was granted a long-term inducement award upon his hire in September 2016. Mr. Glaser’s 2016 long-term equity award was an option to purchase 400,000 shares that vests only upon achievement of an increase in total shareholder return that is greater than 50% over the three-year period following the grant date. Mr. Glaser also received an option award in 2016 to acquire 87,714 shares that was granted in lieu of $150,000 of cash salary, but the company does not view this salary replacement option as part of Mr. Glaser’s long-term equity compensation.

These elements provide incentives to encourage our executives to appropriately balance their focus between our short-term and long-term strategic goals.

We believe that there are multiple, dynamic factors that contribute to the success of our businesses and the individuals that lead those businesses. Moreover, we recognize that our business and the industry in which we operate are constantly evolving and highly competitive in nature. Our approach to executive compensation, therefore, has been to avoid adopting a strict, formulaic structure and to instead allow for a more nuanced and customized system. Under our executive compensation program, we consider the needs of our businesses and our company as a whole; design various elements of compensation to drive our executives and their teams to meet or exceed company goals and objectives; and take into account competitive practices in order to achieve our recruiting and retention needs. Consistent with our desire to maintain competitive practices and achieve our recruiting and retention goals, in addition to our three primary elements of compensation, our executive compensation packages also contain certain severance and change in control arrangements; some targeted, one-time bonuses; and retirement and other generally available benefits. In general, we provide very limited executive perquisites, and we do not provide our executives with tax gross ups or supplemental retirement plans.

EXECUTIVE COMPENSATION DECISION-MAKING PROCESS

The Roles of our Board, Compensation Committee and Chief Executive Officer.    Our Compensation Committee’s purpose is to discharge the Board of Director’s responsibilities relating to the compensation of our executive officers and the adoption of policies that govern our compensation and benefit programs, other than with respect to our chief executive officer’s compensation. Our Compensation Committee reviews and recommends the chief executive officer’s compensation, which is subject to the approval of the Board. The Board is able to make any adjustments that it may determine are appropriate with respect to our chief executive officer’s compensation. The Compensation Committee determines all compensation for our other named executive officers. At the invitation of our Compensation Committee, our chief executive officer provides input regarding the performance and appropriate compensation of the other named executive officers. The Compensation Committee gives considerable weight to the chief executive officer’s assessment of the other named executive officers because of his direct knowledge of each executive’s role, performance and contributions. During 2016, our chief executive officer attended all Compensation Committee meetings at the request of the Committee. However, no executive officer was present for the portion of a Compensation Committee meeting during which his or her own compensation was discussed or determined.

The Role of the Compensation Consultant.    Our Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm. F.W. Cook does not provide any other services to RealNetworks and works with our management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. F.W. Cook also provides general observations on our compensation programs, but it does not determine or recommend the amount or form of compensation for our named executive officers. A representative of F.W. Cook attends Compensation Committee meetings from time to time, when requested by the Compensation Committee.

The Role of Peer Groups and Surveys.    In early 2016, with the oversight of our Compensation Committee, F.W. Cook performed an executive compensation review that included identifying a peer group of companies (the “2016 Peer Group”) to be used by us for the purpose of comparing our executive compensation to the market. This 2016 market analysis was used by the Compensation Committee to evaluate 2016 executive compensation levels, including long-term equity incentive compensation. The potential impact of our shareholder-approved option exchange program that closed on December 6, 2016 was also considered in the Compensation Committee’s approach to long-term equity incentive compensation for the executive team. For 2015, compensation decisions were primarily based upon peer group and market data compiled by F.W. Cook in October of 2013, which was updated in part in October 2014. The peer group developed by F.W. Cook in October 2013 was comprised of the following 17 publicly traded, U.S.-based internet and software companies:

Avid Technology, Inc.	Digital River, Inc.	Rosetta Stone Inc.
Blucora, Inc.	Harmonic Inc.	Shutterfly Inc.
Blue Nile, Inc.	Limelight Networks, Inc.	Take-Two Interactive, Inc.
Constant Contact, Inc.	LogMeIn Inc.	Travelzoo Inc.
Conversant, Inc. (fka ValueClick)	Move Inc.	Vocus, Inc.
Dice Holdings, Inc.	Open Table Inc.

With the oversight of our Compensation Committee, in October 2014 F.W. Cook provided comparisons of RealNetworks’ executive compensation to the pay data from the October 2013 market study. The October 2013 Peer Group was adjusted to remove Vocus, Inc. following its recapitalization as a privately held company in June 2014. (Conversant, Inc. was acquired by Alliance Data Systems on December 10, 2014, subsequent to our October 2014 compensation study update.) The 2015 compensation arrangements of our executives were analyzed and assessed in relation to the October 2014 market data, including the compensation for Ms. Thomas at the time of her hire and for Mr. Parham in connection with his January 2015 base salary adjustment. Our Compensation Committee deemed these executive arrangements to be appropriate.

The 22 companies in the 2016 Peer Group are publicly traded, U.S.-based software and media content companies, and were selected to reflect our smaller size following recent organizational changes and, in our view, were competitors of ours for purposes of recruiting executive talent. The companies comprising the 2016 Peer Group are:

Angie’s List, Inc.	eGain	Rosetta Stone Inc.
Autobytel Inc.	Glu Mobile	SeaChange International, Inc.
Avid Technology, Inc.	Harmonic Inc.	Spark Networks, Inc.
Blucora, Inc.	Leaf Group (fka Demand Media)	TechTarget, Inc.
Blue Nile, Inc.	Limelight Networks, Inc.	Travelzoo Inc.
Brightcove Inc.	Marchex, Inc.	United Online, Inc.
Carbonite, Inc.	QuinStreet, Inc.	XO Group Inc.
DHI Group

The 2016 Peer Group includes seven of the companies that had been included in the October 2013 peer group, as updated in October 2014, however, most of the prior peer group companies were removed due to strategic transactions at those companies that caused them to no longer meet our threshold requirements for the peer group (e.g., becoming privately held, or merging into other organizations) or because those companies moved either above or below a comparable market capitalization, recognizing that RealNetworks’ market capitalization has declined over the past several years.

We consider multiple data sources for assessing our compensation practices. Although we consider competitive market data regarding compensation in order to achieve our goals to recruit and retain our executives, we do not attempt to maintain a certain target percentile within a peer group, nor do we rely solely on such market data. Our management and the Compensation Committee strive to incorporate flexibility into our compensation programs and the assessment process so that we are able to respond to and adjust for the evolving business environment and the value delivered by our named executive officers. In addition to competitive data, we may take into account a variety of other factors, for example, general market conditions, internal equity, an individual’s level of responsibilities, as well as an individual’s recent or future expected contributions.

Consideration of Say-on-Pay Vote Results.    We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation. At our 2016 annual meeting of shareholders, which took place in September 2016, our shareholders approved the compensation of our named executive officers as disclosed in our 2016 proxy statement by a vote of approximately 85% of the votes cast on the proposal. By the time that this vote was conducted, most of the decisions relating to the 2016 compensation of our executive officers had been made. More influential to 2016 compensation decision making was the 77% support of shareholders at the 2015 annual meeting. We highly value the input of our shareholders, and, the Compensation Committee, with input from F.W. Cook, has carefully considered the results of the 2016 say-on-pay vote and has engaged in discussions regarding shareholder outreach efforts. The Compensation Committee will continue to consider the results of the annual say-on-pay vote and specific shareholder input in determining 2017 and future compensation programs for our executive officers.

2016 COMPENSATION

Chief Executive Officer Compensation

Mr. Glaser was named chief executive officer in July 2014, after having served as our chief executive officer from the founding of RealNetworks until January 2010, and then returning as interim chief executive officer in July 2012. When Mr. Glaser accepted the role of interim chief executive officer in July 2012, the Compensation Committee engaged F.W. Cook to assist in the design of a compensation package for Mr. Glaser. In connection with this engagement, F.W. Cook compiled a peer group, generally in line with the peer group established for the other executive officers in October 2013, and presented to the Compensation Committee its analysis and recommendations regarding the compensation arrangements for Mr. Glaser, which included base salary, annual performance-based cash bonus, and long-term, performance-based equity compensation. Based upon the F.W. Cook analysis, the Compensation Committee recommended, and the full Board of Directors approved, certain basic compensation arrangements that were in place on an interim basis through the first half of 2014 and then a more complete compensation package as reflected in the offer letter dated July 24, 2014 governing compensation for the second half of 2014 and beyond.

Mr. Glaser’s compensation for 2016 was consistent with the compensation package approved by the Board in July 2014, upon recommendation of the Compensation Committee as advised by F.W. Cook and after considering the company’s compensation strategy, internal factors, competitive factors and applicable regulatory requirements. For 2016, Mr. Glaser’s compensation package included (i) an annualized base salary of $450,000, which was supplemented with $150,000 worth of stock options; (ii) an annual incentive bonus opportunity equal to 100% of his annual cash base salary, payable upon the achievement of certain performance objectives set by the Board; (iii) a long-term performance-based equity award; (iv) severance arrangements as more fully described below; (v) certain perquisites, which for 2016 included facilities-related costs attributable to his personal assistant; and (vi) generally available employee benefits.

The annualized total compensation value targeted by the Compensation Committee for Mr. Glaser, assuming all bonus goals were achieved, was below the median for peer chief executives in F.W. Cook’s 2016 executive compensation review, and Mr. Glaser’s actual 2016 compensation was below the 25th percentile of the take-home total compensation for chief executive officers in the 2016 Peer Group companies. Mr. Glaser’s 2016 equity compensation was fully performance based, with a long-term performance option covering 400,000 shares vesting only upon achievement of a greater than 50% increase in total shareholder return over the three-year period following grant, and an option award to acquire 87,714 shares that was issued in lieu of $150,000 of cash salary. In 2016, Mr. Glaser also received a fully vested RSU award that was paid in lieu of cash pursuant to the

2015 incentive bonus plan, which we therefore consider to be part of his total 2015 compensation package. The 2016 incentive bonus was paid, 50% in cash and 50% in the form of fully vested RSUs, during the first quarter of 2017.

Salary Options.    Although Mr. Glaser’s intended base salary value was $600,000, consistent with prior years, the Compensation Committee determined that part of Mr. Glaser’s base salary would be provided as a stock option because the Compensation Committee believed that a higher proportion of his compensation should be related to the company’s performance. The stock option in lieu of salary for 2016, granted on January 26, 2016, covered 87,714 shares of our common stock with an exercise price equal to $3.68 per share, which was the closing price of our common stock on the date of grant, and because these were in lieu of annual 2016 salary, the salary replacement options vested ratably each month over 2016 until fully vested as of December 31, 2016. This salary replacement option was granted pursuant to the 2005 Plan.

Annual Performance-Based Incentive Bonus.    The Board determined that Mr. Glaser would be eligible to participate in the 2016 Executive Bonus Plan, which is discussed in detail below. His target bonus opportunity was equal to 100% of his cash base salary, based upon achievement of pre-established company revenue and adjusted EBITDA goals and shared strategic goals, plus his own individual, strategic objectives, all of which are set forth in the discussion below. At the time of adoption of the 2016 Executive Bonus Plan, the Compensation Committee determined that any bonuses approved pursuant to the plan would likely be paid to executives 50% in cash and 50% in the form of fully vested RSUs. Accordingly, during the first quarter of 2017, the Board approved a bonus for Mr. Glaser, pursuant to the 2016 Executive Bonus Plan, equal to $200,000 or 44% of his annual cash base salary, $100,000 of which was payable in cash and $100,000 of which was payable in a number of fully vested RSUs calculated using the closing price of the company’s common stock on the NASDAQ Stock Market on March 15, 2017. The incentive bonus payout was lower than in the prior year because, as discussed in more detail below, the 2016 revenue goal, which comprised 50% of the bonus opportunity, was partially achieved (at 90% attainment) and the strategic goals, both the shared goals and the goals specific to Mr. Glaser, were deemed achieved in large part (at 74% attainment) by the Board and Compensation Committee. The Board also exercised negative discretion to reduce Mr. Glaser’s bonus payout to be slightly lower than the formulaic amount.

Long-Term Performance-Based Equity Award.    On December 22, 2016, the Board, upon recommendation of the Compensation Committee, granted to Mr. Glaser a long-term performance-based option to purchase 400,000 shares of our common stock at an exercise price per share equal to $4.87, the closing price of our common stock on the grant date. The Compensation Committee viewed this as the “annual” portion of the equity award, with (i) the 2016 salary replacement option and (ii) the fully vested RSUs awarded in lieu of cash as payment of his 2015 incentive bonus, comprising the rest of his total 2016 equity awards. The 2016 annual performance option is eligible to vest upon the achievement, no later than the third anniversary of the grant date, of an absolute percentage increase in total shareholder return of RealNetworks’ common stock, using a trailing 90-day average stock price (as adjusted to reflect any dividends), of greater than 50% over the closing price of RealNetworks’ common stock as reported on the Nasdaq Stock Market on the grant date (the “TSR Goal”), and if the TSR Goal is achieved and subject to Mr. Glaser’s continued employment with us through the date on which the Board certifies achievement of the TSR Goal, then the performance option shall vest at a rate of 1/48th each month following the grant date for a total vesting period of four years, with retroactive vesting upon the achievement of the TSR Goal if applicable, but in each case subject to Mr. Glaser’s continued employment with us. The performance option is exercisable for up to seven years from the grant date, unless earlier terminated, and was granted pursuant to the 2005 Plan.

In the event of a change in control, as defined in the severance agreement between the company and Mr. Glaser dated July 24, 2014, while the performance option is outstanding but prior to the achievement of the TSR Goal, if the TSR Goal otherwise would be deemed achieved as measured by substituting for the trailing 90-day average stock price, the fair market value of our common stock immediately prior to the change in control (as adjusted to reflect any dividends), then the TSR Goal will be deemed achieved as of such date.

Mr. Glaser’s long-term incentive value for 2016, excluding the salary replacement option and 2015 incentive bonus equity, was higher than in 2015 but still lower, in terms of dollar value, from 2014, and was below the peer median. The Board’s goal in awarding this long-term equity was to provide strong incentive for Mr. Glaser to strategically drive the company toward its goals of sustainable growth and profitability, resulting in improvements in total return to shareholders. The Compensation Committee’s view is that Mr. Glaser’s annual equity was 100% performance-based, since the long-term option requires a minimum 50% price increase to be eligible to vest.

The following table shows equity awards granted to Mr. Glaser in 2016, 2015 and 2014 based on the grant date fair value:

	Annual Equity Awards			Grants Outside the Annual Equity Award Program(1)
	Performance- based Options	Time-based Options	Total Annual Equity	Prior Year Salary Options	Current Year Salary Options	CEO Promotion RSUs	Total Equity Awards
2016	$852,000	$—	$852,000	$—	$150,000	$—	$1,002,000
2015	$268,000	$—	$268,000	$—	$150,000	$—	$418,000
2014	$1,096,000	$—	$1,096,000	$149,999	$149,997	$749,998	$1,395,996

(1)	Also in 2016, Mr. Glaser was awarded 95,338 fully vested RSUs as full payment of his 2015 incentive bonus. As described above, the incentive bonus has historically been paid in cash, however, for cash management purposes, the 2015 incentive bonus awards were paid to executives, including Mr. Glaser, in the form of fully vested RSUs. The 2016 incentive bonuses were paid 50% in cash and 50% in the form of fully vested RSUs. Even though paid in full or in part in equity, the board of directors does not consider equity awarded in connection with the executive bonus program to be part of an executive’s equity compensation.

Stock Ownership.    While he serves as our chief executive officer, Mr. Glaser is expected to hold shares of our common stock equal to at least ten times his annual base salary.

Overall CEO Compensation Package.    Our Board of Directors and our Compensation Committee believe that the 2016 compensation arrangements for Mr. Glaser were appropriate, in particular given that a significant portion, just over 66%, of the value of his 2016 compensation is equity-based, with over three-fourths of that requiring a greater than 50% increase in our stock price in the three-year period following grant in order for Mr. Glaser to realize any value. The 2016 compensation package for Mr. Glaser resulted in total direct compensation below the median for the 2016 Peer Group.

Base Salaries

Base salaries for our named executive officers are determined for each executive based on position, responsibility, experience and competitive market data. Base salaries are adjusted from time to time to recognize various levels of responsibility, promotions, individual performance, market conditions and internal equity issues. Rather than applying a formulaic approach, the Compensation Committee awards base salaries for our named executive officers within the context of our overall merit increase system considering level of responsibility, individual performance, market competitive factors, and the critical role of the executive in our future growth and strategy. With Mr. Glaser’s return to operational leadership of RealNetworks in July 2012, the hiring or promotion of all of our current executives within the last four years, and the January 2015 adjustment to Mr. Parham’s salary, the base salaries of all of our executives have been established or adjusted within the past four years. Mr. Parham’s January 2015 salary adjustment was implemented by the Compensation Committee in recognition of an expansion of his duties and the results of the October 2014 update in comparable peer data. The base salaries for our named executive officers was also evaluated against data generated by F.W. Cook in its 2016 review.

The 2016 base salary of each of our named executive officers, except for Mr. Patrizio who was hired in 2016, was unchanged from 2015.

Annual Performance-Based Incentive Bonuses

In April 2016, the Compensation Committee established our 2016 Executive Bonus Plan, which is our performance-based incentive bonus program, in order to motivate and reward an individual’s annual contribution to company performance. The Executive Bonus Plan is administered pursuant to the 2005 Plan. The Executive Bonus Plan pays an annual bonus, typically in the form of cash, to executives based on the achievement of pre-established financial and strategic objectives consistent with our internal strategic plan previously established by the Board in consultation with management.

Continuing our commitment to conserve cash resources and to include an additional performance component to the bonus program, the Compensation Committee determined that the payouts approved under the 2016 Executive Bonus Plan would be paid only 50% in cash, with the remaining 50% paid in the form of fully vested RSUs. A similar approach was taken with regard to the 2015 bonus payouts, except that 100% of the 2015 bonus was paid in equity. Because incentive bonuses have historically been paid only in cash, the Compensation Committee considers payouts under the incentive bonus program to be part of the cash compensation package for executives. There has been no determination by the Compensation Committee as to what form future payouts under the incentive bonus program will take. Accordingly, for purposes of this Compensation Discussion and Analysis and the compensation tables that follow, we report bonus payouts, whether in cash or in the form of fully vested equity, in the year in which the bonus is earned rather than the year in which it is paid, and we do not consider these bonus equity grants to be part of an executive’s equity compensation.

Each of our named executive officers was eligible to participate in the 2016 Executive Bonus Plan. Mr. Glaser had a target bonus opportunity equal to 100% of his annual cash base salary and each of the other executives had a target bonus opportunity equal to 75% of his or her annual base salary. Since Mr. Patrizio joined RealNetworks late in 2016, his offer letter provided for a minimum bonus payout of $75,000, which was equal to his prorated target bonus opportunity. The Compensation Committee reviewed the targets and deemed them appropriate based on internal equity considerations and the desire to emphasize teamwork to achieve the company’s performance objectives.

The following elements were applicable to our 2016 Executive Bonus Plan:

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Performance Criteria — The performance criteria used to determine the annual bonuses for the participating named executive officers were revenue and adjusted EBITDA for corporate results or contribution margin by reportable segment for divisional results, depending upon whether the executive had divisional responsibility. The Compensation Committee’s philosophy is to establish performance goals for executives that reflect our strategy of producing financial results that (a) are in the interests of our company and shareholders, (b) have a degree of difficulty that the Compensation Committee considers to be challenging but achievable with significant effort and skill, and (c) require a high level of financial performance in the context of the present state of our business and the annual budget.

Consistent with this strategy, the Compensation Committee established revenue as a performance metric under the 2016 Executive Bonus Plan because it was a key element of our 2016 business plan and we consider revenue to be a key driver of our growth and success. The Compensation Committee also established adjusted EBITDA/contribution margin as a performance metric under the 2016 Executive Bonus Plan in order to reward our executives for maintaining fiscal responsibility, implementing our cost reduction program, and achieving short-term profitability and therefore, like revenue, aligning the interests of plan participants with those of the company and its shareholders. Performance criteria for our named executive officers also included shared non-financial strategic goals, with Mr. Glaser having an additional two individual strategic goals, intended to motivate each executive and the executive team as a whole to accomplish specific goals that would drive our growth and strong financial performance.

The following table indicates the 2016 performance goals for each named executive officer who participated in the 2016 Executive Bonus Plan, as well as the weightings of the goals:

	Revenue Goals 50%	Adjusted EBITDA or Contribution Margin Goals 25%	Strategic Goals 25%
Corporate executives — revenue and adjusted EBITDA goals are based on company-wide results
Rob Glaser	Company Revenue	Company Adjusted EBITDA (1)	Shared Goals below, plus certain goals related to Rhapsody

Marjorie Thomas	Company Revenue	Company Adjusted EBITDA (1)	Shared Goals for Entire Executive Team: sustainable growth and profitability, specific product revenue and distribution goals, and certain recruitment goals

Michael Parham	Company Revenue	Company Adjusted EBITDA (1)	Shared Goals above

Business executives — revenue and contribution margin goals are based on divisional results
Bill Patrizio	Consumer Media Division Revenue	Consumer Media Division Contribution Margin (2)	Shared Goals above

Max Pellegrini	Mobile Services Division Revenue	Mobile Services Division Contribution Margin (2)	Shared Goals above

(1)	Adjusted EBITDA is a non-GAAP financial measure used by RealNetworks management in reporting financial results and is defined by the company as GAAP net income (loss) excluding the impact of the following: interest income (loss), income tax expense, gain on investments, equity in net loss of Rhapsody, depreciation and amortization; acquisitions-related intangible asset amortization; stock-based compensation; restructuring and other charges; and lease exit and related charges.

(2)	Contribution margin by reportable segment is a non-GAAP financial measure used by RealNetworks management, beginning in 2016, in reporting financial results and is defined by the company as operating income (loss) plus other income (expense) net, but excluding depreciation and amortization; acquisitions-related intangible asset amortization; stock-based compensation; restructuring and other charges; and lease exit and related charges.

•

Performance Targets and Actual Performance — Target performance goals for the financial criteria were set based on objectives in our internal strategic plan for 2016. The strategic plan for 2016 served as the basis for company revenue and adjusted EBITDA targets and for Mobile Services and Consumer Media divisional revenue and contribution margin targets under the Executive Bonus Plan. The following table shows the target and actual revenue and adjusted EBITDA/contribution margin goals that applied to each named executive officer (as noted in parentheses):

	Target		2016 Actual
Revenue Goals:
Company Revenue (Glaser, Thomas, Parham)	$133.0M		$120.2M
Mobile Services Division Revenue (Pellegrini)	$70.49M		$70.28M
Consumer Media Division Revenue (Patrizio)	$31.95M		$24.79M
Adjusted EBITDA or Contribution Margin Goals:
Company Adjusted EBITDA (Glaser, Thomas, Parham)	($11.3M	)	($21.87M	)
Mobile Services Division Contribution Margin (Pellegrini)	($6.55M	)	($11.54M	)
Consumer Media Division Contribution Margin (Patrizio)	$5.04M		$1.53M

The shared strategic goals for 2016 applicable to all named executive officers were determined to have been partially achieved, at 50% attainment, and Mr. Glaser’s two additional strategic goals were determined to have been partially achieved, resulting in a combined strategic goal attainment level for Mr. Glaser of 74%. The bonus payout to Mr. Pellegrini was purely formulaic, based upon the achievement level; discretion was applied to increase bonus payouts to Ms. Thomas and to Mr. Parham, due primarily to their work driving cost reductions in 2016. The bonus payout to Mr. Patrizio was equal to the minimum payout provided for in his September 2016 offer letter because he joined the company late in the year. For Mr. Glaser, the Board exercised negative discretion to reduce the bonus payout to be slightly lower than the formulaic amount.

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Payout Structure — The overall payout structure ensured that there was no ability for participants in the 2016 Executive Bonus Plan to earn awards greater than target for adjusted EBITDA/contribution margin or revenue performance unless revenue or adjusted EBITDA/contribution margin performance, respectively, was at least at target, the rationale for which was to emphasize the need for both growth and operational discipline.

The payout mechanics of the 2016 Executive Bonus Plan based on financial metrics were as follows:

Revenue
Attainment	Incentive Payout(1)
<90%	No payout
90% - 100%	50 - 100%
100% - 120%+	100% - 200%

Adjusted EBITDA or Contribution Margin
Attainment	Incentive Payout(2)
>$2M below budget	No payout
$2M below, up to budget	50 - 100%
Budget to >$2M above	100% - 200%

(1)	Payout based on revenue goals was capped at 100% unless the adjusted EBITDA attainment/contribution margin reached 100%.

(2)	Payout based on adjusted EBITDA/contribution margin goals was capped at 100% unless the revenue attainment reached 100%.

The 2016 Executive Bonus Plan included a discretionary modifier to adjust the calculated payout for an individual executive officer upward or downward by up to 25%, based on such factors as shareholder value creation, revenue growth, cash flow generation, use of capital, or other considerations that the Compensation Committee deemed relevant. Notwithstanding the performance and payout targets established under the 2016 Executive Bonus Plan, the Compensation Committee reserved the right to adjust performance and payout targets based on acquisitions or dispositions of assets and also decrease or eliminate an executive officer’s award before it was paid. Executive officers were required to be employed on the date award payments were made in order to be eligible to receive payment under the 2016 Executive Bonus Plan, except in the case of death or disability.

The dollar-equivalent payouts earned for performance under the 2016 Executive Bonus Plan were as follows:

Name	Target % Payout under 2016 Executive Bonus Plan (as a percentage of base salary)	Actual % Payout under 2016 Executive Bonus Plan (as a percentage of base salary)		Actual $ Payout under 2016 Executive Bonus Plan(1)
Rob Glaser	100%	44%		$200,000
Marjorie Thomas	75%	31%		$100,000
Michael Parham	75%	33%		$100,000
Bill Patrizio	75%	65	%(2)	$75,000
Max Pellegrini	75%	46%		$185,190

(1)	Payouts were made 50% in cash and 50% in the form of fully vested RSUs, with Mr. Glaser being granted 20,920 RSUs, Ms. Thomas 10,460 RSUs, Mr. Parham 10,460 RSUs, Mr. Patrizio 7,845 RSUs, and Mr. Pellegrini 19,371 RSUs. Dollar values reported are equal to the total cash paid plus the grant date fair value of the RSUs awarded.

(2)	Percentage is calculated based on the actual, prorated cash salary earned in 2016.

Special Cash Bonus Awards

From time to time, we utilize discretionary signing, promotion, retention or other bonus awards as compensation tools that provide incentives for executives to accept employment offers, to reward outstanding performance by executives and to retain key executives. We believe that these bonus awards are consistent with our overall executive compensation philosophy to achieve our recruiting and retention objectives as well as to allow discretion to address the needs of our businesses, which operate in a constantly evolving and highly competitive environment.

Signing Bonus.    Pursuant to our offer letter to Mr. Patrizio, dated September 13, 2016, he was paid a signing bonus of $100,000, subject to repayment in full if he voluntarily leaves his employment with RealNetworks other than for good reason (as defined in the offer letter) within 12 months of his start date. The Compensation Committee believed that this signing bonus was necessary to recruit Mr. Patrizio to the company.

Discretionary Bonus.    During 2016, Mr. Parham was awarded a discretionary cash bonus of $25,000 and Mr. Pellegrini was awarded a discretionary cash bonus of $87,000. The Compensation Committee approved these bonuses, at the recommendation of our CEO, in connection with specific efforts by these executives to efficiently and effectively complete certain contractual arrangements benefiting RealNetworks. Discretionary bonuses such as these, which are referred to internally at RealNetworks as “spot bonuses” and are generally available for award to any employee, with appropriate approvals, are intended to recognize and reward a commitment to excellence in supporting the company’s goals. The dollar amount of Mr. Parham’s spot bonus was purely discretionary; the dollar amount for Mr. Pellegrini’s spot bonus was calculated as a percentage of the value to the company of the relevant contract.

The Role of Long-Term Equity Awards

Because the value of an equity award is dependent on our stock price, our equity compensation program is designed to align executive compensation with the interests of our shareholders and also with the long-term performance of RealNetworks. Equity compensation awards are also an important employee retention tool as they generally vest over a multi-year period, subject to continued service by the award recipient.

In August 2012, following a review of our equity compensation program and practices in light of our overall compensation program objectives and upon the recommendation of management, the Compensation Committee determined that, going forward, awards of stock options would serve as our primary equity vehicle. The rationale for this decision was to motivate executives to focus on increasing shareholder value. In addition, having approved significant performance-based equity awards to Mr. Glaser in late 2012, and to Mr. Pellegrini upon his hire in early 2013, the Compensation Committee has emphasized performance-based awards in order to focus our executives on improving company performance.

2016 Option Awards.    On October 3, 2016, in connection with the commencement of his employment with us, the Compensation Committee granted a time-based stock option to Mr. Patrizio to acquire 350,000 shares of common stock with a per share exercise price equal to $4.43, the closing price of a share of our common stock on the grant date. The option is scheduled to vest as to 25% on the one-year anniversary of the grant date, subject to continued employment, then as to an additional 12.5% at the expiration of each successive six months of continued employment. This award is larger than a typical annual award for the role and includes an inducement portion to attract and align, which is not expected to be continued at the same level in the future. The Compensation Committee believed that the award was appropriate as part of the compensation package necessary to recruit Mr. Patrizio to the company.

Outside of the shareholder-approved option exchange program described below, no option awards were granted to Ms. Thomas or to Messrs. Parham or Pellegrini in 2016.

See the section entitled “Chief Executive Officer Compensation” for a discussion of Mr. Glaser’s 2016 option awards. As discussed, he was granted an option valued at $150,000 in 2016 as a supplement to his cash salary, plus a long-term option that is 100% performance based and requires price appreciation of at least 50% above the grant price within three years of the grant date in order to be eligible to vest. This performance option granted in December 2016 reflected the “annual” long-term incentive portion of Mr. Glaser’s 2016 compensation and 100% of it was performance contingent.

2016 Option Exchange Program.    In September 2016, our shareholders approved amendments to our stock plans to allow for a one-time option exchange program, with 70% of the shares that voted supporting the option exchange. The program, which launched on November 3, 2016, offered eligible employees and certain other service providers an opportunity to exchange certain outstanding options, with a per share exercise price in excess of $4.33, for new awards on a one-for-one basis. The shareholder-approved exchange offer period closed and the new options were granted on December 6, 2016, such that the new options had a per share exercise price of $4.73, the closing price of our common stock on that day. In connection with the program, options to purchase an aggregate of approximately 2.0 million shares of our common stock were canceled in exchange for grants of new options to purchase in aggregate the same number of shares of our common stock, representing 58% of total shares of common stock underlying the eligible options. As a result of the exchange, an additional $1.5 million, gross of estimated forfeitures, will be recognized as expense over approximately two years, or the remaining average vesting period.

Since a large percentage of outstanding options held by our employees prior to the exchange had exercise prices that were substantially above the then-current trading price of our common stock, we believe that this shareholder-approved program was essential in continuing to motivate our employees to achieve our business goals and long-term success, and that the program would enhance long-term shareholder value by improving our ability to motivate and retain employees. New options granted pursuant to the option exchange program have longer vesting periods than the exchanged options. For exchanged options that were fully vested as of the date of the exchange, 50% of the shares underlying such new options were scheduled to vest on the six-month anniversary of the grant date, with the remaining 50% scheduled to vest on the one-year anniversary of the grant date. For exchanged options that were partially vested as of the date of the exchange, the vested portion was scheduled to vest as just described, and the unvested portion was scheduled to vest in accordance with the vesting terms of the exchanged option except that one year would be added to each vesting date. For exchanged options that were fully unvested as of the date of the exchange, the new option was scheduled to vest as just described for the unvested portion of partially vested exchanged options.

Members of our Board of Directors, including Mr. Glaser, were not eligible to participate in this program. Each of our other named executive officers, however, was eligible to participate. Pursuant to the shareholder-approved option exchange program, in exchange for eligible options, Ms. Thomas was granted a new option to purchase 200,000 shares, Mr. Parham was granted new options to purchase an aggregate of 241,098 shares, and Mr. Pellegrini was granted new options to purchase an aggregate of 800,000 shares. The per share exercise price for each of these new options is $4.73 and the options are scheduled to commence vesting on June 6, 2017.

2016 Restricted Stock Units Awards.    In February 2016, each of our named executive officers, except for Mr. Patrizio as he was not an employee of the company at the time, was granted a number of fully vested RSUs as full payment of the incentive bonuses approved pursuant to the 2015 Executive Bonus Plan. These RSU awards were solely related to performance by the executives in 2015 and, accordingly, the cash value of these awards was reported as compensation in the 2015 Compensation Discussion and Analysis and related compensation tables. Because these awards were granted in 2016, although for service in 2015, they are reported in the “2016 Grants of Plan-Based Awards” table that follows this discussion. However, for purposes of describing and analyzing 2016 compensation, these awards are not included; instead, this 2016 Compensation Discussion and Analysis includes a discussion of the payouts approved pursuant to the 2016 Executive Bonus Plan even though the cash paid and RSUs granted that comprise these payouts were made in March of 2017. See the section under this Compensation Discussion and Analysis entitled “2016 Compensation — Annual Performance-Based Incentive Bonuses.”

Benefits, Perquisites, Severance and Certain Benefits in Connection with a Change in Control

Benefits.    Benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in all of the benefit programs offered to employees in the geographic region in which their customary employment is based. These programs include medical, dental, vision, group life and disability insurance, a medical reimbursement plan, a transportation subsidy and an employee stock purchase plan that permits employees to purchase our common stock at a 15% discount from the closing sale price of our common stock as reported on the Nasdaq Stock Market on the last trading day of each offering period.

Our employees, including our named executive officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S.-based employees are able to contribute the lesser of up to 50% of their cash compensation (including base salary, bonuses, commissions and overtime pay) or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. RealNetworks will match 50% of the first 3% of pay that is contributed to the 401(k) savings plan. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Matching contributions by RealNetworks become fully vested after three years. Our executive officers are eligible to participate in the benefit programs described above on the same basis as our other employees.

Perquisites.    We may offer other benefits to our employees and executive officers from time to time, including relocation packages, which benefits are typically offered to help us compete more effectively to attract or retain an executive officer. When hiring new executives, we may offer relocation benefits that are typically subject to prorated repayment if the executive voluntarily leaves his or her employment with RealNetworks other than for good reason (as defined in the offer letter) within 12 months of his or her start date. In 2016, we imputed the costs associated with the occupancy of office space and parking in our headquarters building by Mr. Glaser’s personal assistant; these amounts have been reported as taxable income to Mr. Glaser. Also in 2016, we reimbursed Mr. Pellegrini $3,508 relating to travel benefits in accordance with a provision in his offer letter, which such benefits were negotiated at the time of his hire. There were no other special benefits or perquisites provided to any other named executive officer in 2016.

Severance Benefits.    We have entered into arrangements with each of our named executive officers pursuant to which the executive may become entitled to receive severance benefits upon a qualifying termination of employment. Additionally, Mr. Glaser’s arrangements provide that if his employment terminates, but Mr. Glaser remains as Chairman of the Board, then he will remain eligible to participate in our group health plans or we may provide him with an annual cash payment equivalent to our premium cost for his participation in our group health plan. The terms of the severance benefits that each named executive officer is eligible to receive were negotiated with the executive at the time of his or her hire. The Compensation Committee believes that these severance benefits are appropriate in order to provide competitive compensation and enable the company to recruit and retain talented executives.

Severance and Change in Control Benefits.    We entered into a severance agreement with Mr. Glaser pursuant to which he is eligible to receive certain severance benefits upon a qualifying termination in connection with a change in control. With all of our other named executive officers, we have agreed to “double-trigger” change in control and severance arrangements (the “CIC Agreements”). These agreements were entered into in order to encourage the retention and commitment of these executives during times of leadership transition and restructuring activities. Each of our executives has entered into a CIC Agreement in connection with his or her hire, or promotion. The Compensation Committee may request F.W. Cook to review peer practices and market data with respect to change in control and severance practices, as it has in the past.

Our CIC Agreements provide for severance benefits if the employment of the executive is terminated without “cause” or such executive resigns for “good reason” (as such terms are defined in the CIC Agreement) during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control. In addition, under our equity incentive plans, our executive officers may be eligible to receive certain benefits with respect to outstanding awards granted under our equity incentive plans in the event of a change in control of RealNetworks. A change in control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change in control of RealNetworks were under consideration, we expect that our executives could be faced with personal uncertainties and distractions about how the transaction may affect their continued employment with us. By granting awards under our equity incentive plans that include change in control benefits before any such transaction is contemplated, we hope to focus our executive’s full attention and dedication to our shareholders’ best interests in the event of a threatened or pending change in control, and to encourage the executive to remain employed by RealNetworks through the completion of any such transaction.

The severance and change in control arrangements are described in further detail in the section below entitled, “2016 Potential Payments Upon Termination of Employment of Change-in-Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the federal corporate income tax deduction for compensation paid by a public company to its chief executive officer and certain other executive officers to $1 million in the year the compensation becomes taxable to the executive, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. Our Compensation Committee seeks to balance its objective of ensuring an effective compensation package with the need to maximize the deductibility of executive compensation, and intends to seek to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of RealNetworks. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is possible that from time to time we may enter into compensation arrangements under which payments are not deductible under Section 162(m). Deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with the requirements of Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Under

the fair value provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2016 with RealNetworks’ management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in RealNetworks’ annual report on Form 10-K and proxy statement relating to the 2017 annual meeting of shareholders.

The Compensation Committee

of the Board of Directors

Janice Roberts, Chair

Dawn G. Lepore

Dominique Trempont

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Fiscal Years 2016, 2015 and 2014

The table below sets forth compensation information for (i) the individuals who served as our chief executive officer and chief financial officer during 2016, and our three most highly compensated executive officers, other than our chief executive officer or chief financial officer, who served as executive officers as of December 31, 2016. We refer to these five individuals throughout this report as our “named executive officers” for 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Robert Glaser	2016	450,000	—	—	1,002,000	200,000	7,216	1,659,216
Founder, Chairman and Chief Executive Officer	2015	450,000	—	—	418,000	337,500	5,654	1,211,154
	2014	450,000	—	749,998	1,395,996	—	44,899	2,640,893

Marjorie O. Thomas(6)	2016	325,000	—	—	132,000	100,000	5,278	562,278
Senior Vice President, Chief Financial Officer and Treasurer	2015	316,458	100,000	—	382,740	206,586	25,568	1,031,352

Michael Parham	2016	300,000	25,000	—	233,586	100,000	4,065	662,651
Senior Vice President, General Counsel and Corporate Secretary	2015	300,000	—	—	—	210,282	4,131	514,413
	2014	260,000	—	—	—	80,000	580	340,580

William Patrizio(7)	2016	115,384	100,000	88,600	406,000	75,000	2,742	787,726
President, Consumer Media

Massimiliano Pellegrini	2016	400,000	87,000	—	432,938	185,190	8,113	1,113,241
President, Mobile Services	2015	400,000	—	—	—	272,127	4,605	676,732
	2014	400,000	—	—	237,910	191,000	14,615	843,525

(1)	The 2016 amount shown for Mr. Patrizio reflects the portion of his 2016 annual base salary of $400,000 that was earned from the commencement of his employment with RealNetworks, which was September 19, 2016, through the end of fiscal year 2016. The 2015 amount shown for Ms. Thomas reflects the portion of her annualized 2015 base salary of $325,000 that was earned from the commencement of her employment with RealNetworks, which was January 15, 2015, through the end of fiscal year 2015.

(2)	The 2016 bonus amount reported for Mr. Patrizio represents a signing bonus negotiated in connection with his recruitment to the company in September 2016, which is subject to repayment in full if he voluntarily leaves his employment with RealNetworks other than for good reason (as defined in the offer letter) within 12 months of his start date. The 2016 bonus amounts reported for Messrs. Parham and Pellegrini represent discretionary bonuses, or “spot bonuses,” that were paid in connection with specific efforts by each of these executives to efficiently and effectively complete certain contractual arrangements benefiting RealNetworks. See the section of the Compensation Discussion and Analysis entitled “2016 Compensation — Special Cash Bonus Awards.” The 2015 bonus amount reported for Ms. Thomas represents a signing bonus negotiated in connection with her recruitment to the company.

(3)	The amounts reported reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted in the year shown pursuant to our 2005 Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718), rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year.

(4)	The amounts reported represent incentive bonus compensation that is based on performance in the year shown. This performance-based incentive bonus compensation is discussed in further detail in the

Compensation Discussion and Analysis in the section entitled “2016 Compensation — Annual Performance-Based Incentive Bonuses.” The bonuses determined to be payable pursuant to the 2016 Executive Bonus Plan were paid, in 2017, 50% in cash and 50% in the form of fully vested RSUs, with Mr. Glaser being granted 20,920 shares, Ms. Thomas 10,460 shares, Mr. Parham 10,460 shares, Mr. Patrizio 7,845 shares and Mr. Pellegrini 19,371 shares pursuant to fully vested RSUs. The portion of the bonuses paid in the form of fully vested RSUs were treated as stock-based compensation pursuant to Accounting Standards Codification Topic 718, Compensation — Stock Compensation. Bonus payouts pursuant to the 2015 Executive Bonus Plan were 100% paid in the form of fully vested RSUs during the first quarter of 2016, and bonus payouts pursuant to the 2014 Executive Bonus Plan were 100% paid in the form of cash during the first quarter of 2015.

(5)	All other compensation generally consists of RealNetworks’ 401(k) company match of up to $3,975 and life insurance premiums paid by RealNetworks for the benefit of the named executive officer. For Mr. Glaser, however, all other compensation is comprised of $6,250 for office space and parking for Mr. Glaser’s personal assistant and $966 for life insurance premiums paid by RealNetworks for the benefit of Mr. Glaser.

(6)	Ms. Thomas was appointed Senior Vice President, Chief Financial Officer and Treasurer effective February 4, 2015. As previously disclosed, she resigned from RealNetworks effective May 5, 2017.

(7)	Mr. Patrizio commenced employment with RealNetworks as President, Consumer Media effective September 19, 2016.

2016 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2016 with respect to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards # of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Rob Glaser	—	$168,750	$450,000	$787,500
	01/26/16								87,714	$3.68	$150,000
	02/18/16							95,338		—	$337,497
	12/22/16				—	400,000	—			$4.87	$852,000

Marjorie Thomas	—	$91,406	$243,750	$426,563
	02/18/16							58,357		—	$206,584
	12/06/16								200,000	$4.73	$132,000

Michael Parham	—	$84,375	$225,000	$393,750
	02/18/16							59,401		—	$210,280
	12/06/16								241,098	$4.73	$233,586

William Patrizio	—		$75,000	$131,250
	10/03/16							20,000		—	$88,600
	10/03/16								350,000	$4.43	$406,000

Max Pellegrini	—	$150,000	$300,000	$525,000
	02/18/16							76,872		—	$272,127
	12/06/16								800,000	$4.73	$432,938

(1)

The amounts reported in these columns represent the threshold, target and maximum amounts of annual performance-based incentive bonus compensation that might have been paid to each named executive officer for 2016 performance. The actual payouts approved for 2016 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” These awards are described in further detail in the Compensation Discussion and Analysis in the section entitled “2016 Compensation — Annual

Performance-Based Incentive Bonuses.” The bonus payouts approved pursuant to the 2016 Executive Bonus Plan were paid 50% in cash and 50% in the form of fully vested RSUs.

(2)	The amount reported in these columns represent the threshold, target and maximum amount of a performance-based option that was granted to Mr. Glaser in 2016. Mr. Glaser’s option will vest, if at all, upon the attainment of certain target total shareholder return objectives within three years of the grant date. Upon achievement of such total shareholder return, or TSR, objectives, the option vests in equal monthly installments over four years from the grant date, with retroactive vesting upon achievement of the TSR objectives. The award is described in further detail in the Compensation Discussion and Analysis in the section entitled “2016 Compensation — Chief Executive Officer Compensation — Long-term Performance-Based Equity Awards.”

(3)	The numbers of securities reported in this column represent restricted stock units or nonqualified stock options granted under the 2005 Plan and are described in further detail above in the “Compensation Discussion and Analysis” and below in the “Outstanding Equity Awards at December 31, 2016” table. The per share exercise price of the stock options is equal to the closing price of a share of RealNetworks’ common stock on the date of grant.

(4)	The amounts reported in this column reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of the awards granted in 2016 pursuant to the 2005 Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718) rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of RealNetworks’ common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following the exercise of the option do not include the option exercise price.

(5)	The option granted to Mr. Glaser on January 26, 2016 having a grant date fair value of $150,000 represents his annual salary replacement option, which is described in more detail in the section of the Compensation Discussion and Analysis entitled “2016 Compensation — Chief Executive Officer Compensation — Salary Options.”
(6)	The stock awards reported for all executives, except Mr. Patrizio, represent fully vested restricted stock units that were granted in lieu of cash as payout pursuant to the 2015 Executive Bonus Plan. Each of these share-based payments is described in more detail in the section of the Compensation Discussion and Analysis entitled “2016 Compensation — Annual Performance-Based Incentive Bonuses.”

Outstanding Equity Awards at Fiscal Year End December 31, 2016

The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2016. The market value of the RSUs is based on the closing price of RealNetworks common stock on the NASDAQ Stock Market on December 31, 2016, which was $4.86.

		Option Awards								Stock Awards
Name(1)	Vesting Commence- ment Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert Glaser	12/31/2012	105,000	(2)	—				7.56	12/31/2019
	12/24/2013	375,000	(4)	125,000	(4)			7.90	12/24/2020
	01/17/2014	37,025	(2)	—				7.73	01/17/2021
	07/28/2014	39,173	(3)	—				7.79	07/28/2021
	12/29/2014					400,000	(5)	7.21	12/29/2021
	01/22/2015	45,398	(3)	—				6.78	01/22/2022
	12/31/2015					200,000	(5)	4.25	12/31/2022
	01/26/2016	87,714	(3)					3.68	01/26/2023
	12/22/2016					400,000	(5)	4.87	12/22/2023
	07/28/2014									96,277	(13)	467,906	—	—

Marjorie Thomas	12/06/2016	—		200,000	(6)			4.73	12/06/2023

Michael Parham	12/06/2016	—		121,098	(7)			4.73	12/06/2023
	12/06/2016	—		120,000	(8)			4.73	12/06/2023

Bill Patrizio	10/03/2016	—		350,000	(9)			4.43	10/03/2023
	10/03/2016									10,000	(14)	48,600

Max Pellegrini	12/06/2016	—		350,000	(10)			4.73	12/06/2023
	12/06/2016	—		350,000	(11)			4.73	12/06/2023
	12/06/2016	—		100,000	(12)			4.73	12/06/2023

(1)	For better understanding of this table, we have included an additional column showing the date on which the stock option grant commenced vesting, subject to (a) continuation of employment with the company through the applicable vesting dates and (b) applicable performance conditions, if any, as indicated in footnotes (2) through (14) below.

(2)	The award was vested in full on the grant date.

(3)	Options vested monthly over the fiscal year subject to continued employment with the company through the applicable vesting dates, and were fully vested on December 31 of such year.

(4)	Options vest at the rate of 12.5% on the six-month anniversary of the vesting commencement date and 12.5% every six months thereafter, such that the award becomes fully vested on the four-year anniversary of the vesting commencement date subject to continued employment with the company through the applicable vesting dates.

(5)	The option becomes eligible to vest and exercisable only in the event of attainment of certain target total shareholder return objectives within three years of the grant date. Upon achievement of such TSR objectives, the option vests in equal monthly installments over four years from the grant date, with retroactive vesting upon achievement of the TSR objectives, subject to continued service to the company through the applicable vesting dates.

(6)	Pursuant to the terms of the 2016 shareholder-approved option exchange program, the option vests as to 37,500 shares on each of 6/06/17 and 12/06/17, and 25,000 shares on each of 1/12/18, 7/12/18, 1/12/19, 7/12/19, and 1/12/20, subject to the recipient’s continued service with the company through the applicable vesting dates.

(7)	Pursuant to the terms of the 2016 shareholder-approved option exchange program, the option vests as to 50% of the underlying shares on 6/06/17, and the remaining 50% of shares on 12/06/17, subject to the recipient’s continued service to the company through the applicable vesting dates.

(8)	Pursuant to the terms of the 2016 shareholder-approved option exchange program, the option vests as to 45,000 shares on each of 6/06/17 and 12/06/17, and 15,000 shares on each of 1/25/18 and 7/25/18, subject to the recipient’s continued service to the company through the applicable vesting dates.

(9)	Options vest at the rate of 25% on the one-year anniversary of the vesting commencement date and 12.5% every six months thereafter, subject to the recipient’s continued service to the company through the applicable vesting dates, such that the award becomes fully vested on the four-year anniversary of the vesting commencement date.

(10)	Pursuant to the terms of the 2016 shareholder-approved option exchange program, the option vests as to 153,125 shares on each of 6/06/17 and 12/06/17, and 43,750 shares on 2/20/18, subject to the recipient’s continued service to the company through the applicable vesting dates.

(11)	Pursuant to the terms of the 2016 shareholder-approved option exchange program, the option vests as to 21,875 shares on each of 6/06/17 and 12/06/17. The remaining shares pursuant to the option would only have vested upon the achievement of certain performance objectives, the performance period for which has expired.
(12)	Pursuant to the terms of the 2016 shareholder-approved option exchange program, the option vests as to 31,250 shares on each of 6/06/17 and 12/06/17, and 12,500 shares on each of 6/06/18, 12/06/18, and 6/06/19, subject to the recipient’s continued service to the company through the applicable vesting dates.

(13)	Represents restricted stock units that are scheduled to vest as to 100% of the shares subject to the award on the third anniversary of the grant date, or July 28, 2017, subject to the recipient’s continued service to the company through the applicable vesting dates.

(14)	Represents restricted stock units that are scheduled to fully vest on the one-year anniversary of the vesting commencement date, subject to the recipient’s continued service to the company through the applicable vesting dates.

2016 Option Exercises and Stock Vested

The following table provides information regarding restricted stock unit awards vested for our named executive officers during the fiscal year ended December 31, 2016. None of our named executive officers exercised any option awards during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Rob Glaser	—	—	95,338	337,497
Marjorie Thomas	—	—	58,357	206,584
Michael Parham	—	—	61,901	220,805
Bill Patrizio	—	—	10,000	44,300
Max Pellegrini	—	—	76,872	272,127

(1)	Represents the number of shares vesting (including shares withheld to cover taxes) multiplied by the fair market value of RealNetworks’ common stock on the vesting date. For Mr. Patrizio, the stock award disclosed was granted as restricted stock units in connection with his recruitment to RealNetworks. For all other executives, the stock award disclosed was granted as restricted stock units in lieu of cash as the bonus payout approved pursuant to the 2015 Executive Bonus Plan. Mr. Parham’s stock awards also include a restricted stock unit award, 1,250 shares of which vested on March 24, 2016 and 1,250 shares of which vested on September 24, 2016.

2016 Potential Payments Upon Termination of Employment or Change-in-Control

The following table reflects the amount of compensation that would have been payable to each of our named executive officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2016, (2) the price per share of our common stock was $4.86, which was the closing market price on December 31, 2016, and (3) that all cash payments are made in a lump sum.

		Not in Connection with a Change in Control	In Connection with a Change in Control
Name	Benefit	Termination Without Cause($)	Termination Without Cause or For Good Reason($)	Voluntary Termination($)	Death($)	Disability($)

Rob Glaser	Severance	1,800,000	1,800,000	—	—	—
	Bonus	200,000	450,000	—	—	—
	Equity award vesting acceleration	467,906	467,906	—	—	—

Marjorie Thomas(1)	Severance	325,000	637,500	—	—	—
	Bonus	100,000	—	—	100,000	100,000
	Equity award vesting acceleration	9,750	9,750	—	26,000	4875

Michael Parham	Severance	400,000	781,250	—	—	—
	Bonus	—	—	—	100,000	100,000
	Equity award vesting acceleration	—	31,343	—	31,343	13721

Bill Patrizio	Severance	600,000	1,125,000	—	—	—
	Bonus	150,000	—	—	75,000	75,000
	Equity award vesting acceleration	86,225	86,225	—	199,100	86225

Max Pellegrini	Severance	400,000	877,785	—	—	—
	Bonus	185,190	—	—	185,190	185,190
	Equity award vesting acceleration	53,625	53,625	—	64,188	26812

(1)	As previously disclosed, Ms. Thomas resigned from RealNetworks, effective May 5, 2017.

Benefits Not In Connection With A Change in Control

Pursuant to his CEO severance agreement, in the event that, other than during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control, either his employment is terminated without cause or he resigns for good reason, Mr. Glaser is eligible to receive (i) a lump sum payment equal to 200% of the sum of his then-current annual cash base salary and his then-current target annual bonus, (ii) a payment equal to the amount of bonus that he otherwise would have received pursuant to the bonus plan in which he participated at the time of his termination based on actual performance, had he remained employed through the end of the performance period, (iii) full acceleration of the vesting of his promotion RSU awarded July 28, 2014 (but not of any other equity awards), and (iv) up to 18 months of COBRA coverage. These severance benefits are subject to Mr. Glaser entering into a separation agreement and release of claims in favor of the company and his compliance with non-disparagement, no-hire, non-solicitation and non-competition covenants for a period of 24 months following the termination of his employment.

Pursuant to his offer letter, Mr. Patrizio is eligible to receive 18 months of salary and prorated bonus (in lump sum or monthly payments as determined by the company), plus 12 months of COBRA coverage, in the event that, prior to the three-year anniversary of his start date, his employment is terminated without cause other than in connection with a change in control event; subsequent to the three-year anniversary of his start date, however, he is eligible to receive 12 months of salary and prorated bonus, plus an equivalent period of COBRA coverage.

Pursuant to their offer letters, Ms. Thomas and Mr. Pellegrini are each eligible to receive 12 months of salary (in lump sum or monthly payments as determined by the company) and prorated bonus in lump sum, plus an equivalent period of COBRA coverage, in the event that her or his employment is terminated without cause other than in connection with a change in control event. For each of Mr. Pellegrini and Ms. Thomas, the prorated bonus severance would be in an amount equal to actual performance (but in any case not less than 37.5% of base salary in the case of Messrs. Patrizio and Pellegrini and 30.0% in the case of Ms. Thomas) prorated to reflect his or her period of employment during the year in which the termination of his or her employment occurs.

Pursuant to his offer letter, Mr. Parham is eligible to receive 12 months of salary plus 12 months of COBRA coverage in the event that his employment is terminated without cause other than in connection with a change in control event.

The above severance benefits are subject to the individual entering into a customary separation agreement and release of claims in favor of the company.

In addition, each of Ms. Thomas and Messrs. Patrizio and Pellegrini’s offer letters provides that upon a termination without cause other than in connection with a change in control, the executive will receive one year of accelerated vesting of any unvested, non-performance-based stock options. For Mr. Parham, certain equity awards that he holds provide for partial vesting acceleration upon his termination by us for cause. Specifically, for awards granted prior to November 30, 2012, if we terminate his employment for any reason other than for cause, and any of his outstanding stock options or RSUs are not fully vested, the next vesting installment of such stock options or RSUs will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the options or RSUs commenced or the last anniversary thereof, expressed in full months, provided that the executive executes and delivers a settlement agreement and release satisfactory to us on or before the date of such termination.

Mr. Glaser’s severance agreement provides that, if his employment terminates but Mr. Glaser remains as Chairman of the Board, then he will remain eligible to participate in our group health plans or we may provide him with an annual cash payment equivalent to our premium cost for his participation in our group health plan.

Benefits In Connection With A Change in Control

The CEO severance agreement provides that if, during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control, Mr. Glaser’s employment is terminated without cause or he resigns for good reason, then he will receive (i) a lump sum payment equal to 200% of the sum of his then-current annual cash base salary and his then-current target annual bonus, (ii) a lump sum payment equal to his then-current target bonus, prorated to reflect his period of employment during the applicable performance period, (iii) full acceleration of the vesting of any unvested, non-performance-based equity awards, and (iv) up to 18 months of COBRA coverage. These severance benefits are subject to Mr. Glaser entering into a release of claims in favor of the company and his compliance with non-disparagement, no-hire, non-solicitation and non-competition covenants for a period of 24 months following the termination of his employment.

Mr. Glaser’s performance-based options that were granted to him in December 2014, 2015 and 2016, provide that in the event of a change in control, as defined in Mr. Glaser’s severance agreement, while the performance options are outstanding but prior to the achievement of the relevant TSR Goal, if the TSR Goal otherwise would be deemed achieved as measured by substituting for the trailing 90-day average stock price, the fair market value of our common stock immediately prior to the change in control (as adjusted to reflect any dividends), then the TSR Goal will be deemed achieved as of such date. If a change in control had occurred on December 31, 2016, and the price per share of our common stock was $4.86, which was the closing market price on December 31, 2016, none of the shares subject to any of the performance-based options would have become vested.

The CIC Agreements between RealNetworks and each of our named executive officers, except Mr. Glaser, provide that the executive would receive certain payments in the event of his or her termination of employment under certain circumstances. Specifically, in the case of Ms. Thomas or Messrs. Patrizio or Pellegrini, if his or her employment is terminated without cause or he or she resigns for good reason and the termination occurs during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control, then he or she is entitled to receive 150% of his or her base salary, 150% of his or her prorated bonus,12 months of acceleration of equity awards, extension of post-termination exercisability period of outstanding vested options for up to 12 months, and up to 12 months of reimbursement of COBRA coverage (or up to 18 months of COBRA in the case of Mr. Pellegrini). In the case of Mr. Parham, if his employment is terminated without cause or he resigns for good reason and the termination occurs during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control, then he is entitled to receive 125% of his base salary, 125% of his target bonus or his prorated target bonus for any partial bonus period, full acceleration of equity awards granted after February 1, 2010, extension of post- termination exercisability period of outstanding vested options for up to 12 months, and up to 18 months of reimbursement of COBRA coverage. In the case of performance-based RSUs, the termination without cause or resignation for good reason of a named executive officer would result in full acceleration of such award. These severance benefits are subject to (1) the individual entering into a customary separation agreement and release of claims in favor of the company, (2) a non-disparagement obligation, and (3) non-solicitation and no-hire obligations for a period of 12 months (for Mr. Parham) or 18 months (for Ms. Thomas and Messrs. Patrizio and Pellegrini) following employment termination.

Benefits Upon Death and Disability

If the employment of a named executive officer had terminated on December 31, 2016 due to death or disability, the executive or his or her beneficiary would have been entitled to receive the portion of the performance-based cash incentive or discretionary bonus compensation earned in 2016 but not paid as of December 31, 2016.

If the employment of a named executive officer terminates due to his or her death, any stock options or RSUs that are unvested as of the date of his or her death will fully vest on such date and any options may be exercised by his or her estate or legal representative for a period of one year following such date, but not later than the expiration date of such stock options. If the employment of a named executive officer terminates due to disability, and any of his or her outstanding stock options or RSUs are not fully vested, the next vesting installment of such stock options or RSUs will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the options or RSUs commenced or the last anniversary thereof, expressed in full months. In the case of performance-based RSUs, the death or disability of a named executive officer would result in full acceleration of such award.

Certain Defined Terms

For purposes of Mr. Glaser’s severance agreement, the term “Cause” generally means conduct by the executive involving one or more of the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the company; (2) willful, substantial and continuing failure for a period of 30 days after written notice to perform the reasonable duties of his position (other than due to illness or incapacity); (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by the executive involving the company or any of its subsidiaries, intended to result in substantial personal enrichment and that results in material harm to the company; or (4) violation of any confidentiality or non-competition agreements with the company or its subsidiaries, resulting in substantial, material harm to the company.

For purposes of the offer letters, the term “Cause” generally means conduct by the executive involving one or more the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the company; (2) substantial and continuing failure after written notice to render services to the company in accordance with the terms and requirements of his employment (other than due to illness or incapacity); (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by the executive involving the company or any of its subsidiaries, resulting in material harm to the company; or (4) violation of any confidentiality or non-competition agreements with the company or its subsidiaries, resulting in material harm to the company.

For purposes of the CIC Agreements, the term “Cause” generally means conduct by the executive involving one or more of the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the company; (2) willful, substantial and continuing failure to perform the reasonable duties of his position (other than due to illness or incapacity) for at least 30 days following written notice from the Board; (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by the executive involving the company or any of its subsidiaries, in each case that is intended to result in the substantial personal enrichment of the executive and that results in substantial, material harm to the company; or (4) violation of any confidentiality or non-competition agreements with the company or its subsidiaries, which violation results in substantial, material harm to the company.

For purposes of the equity award agreements, the term “Cause” generally means conduct by the executive involving one or more of the following: (1) conviction or plea of no contest to a felony or misdemeanor involving moral turpitude; (2) indictment for a felony or misdemeanor involving moral turpitude under the federal securities laws; (3) substantial and continuing failure after written notice to render services to the company in accordance with the terms or requirements of the executive’s employment for reasons other than illness or incapacity; (4) willful misconduct or gross negligence; (5) fraud, embezzlement, theft, misrepresentation or dishonesty involving the company or any subsidiary, or willful violation of a policy or procedure of the company, resulting in any case in significant harm to the company; or (6) violation of any confidentiality or non-competition agreements with the company or its subsidiaries.

For purposes of Mr. Glaser’s severance agreement and the CIC Agreements, the term “Change in Control” generally means the occurrence of any of the following: (1) during any 24-month period, individuals who, at the beginning of the period constitute the Board (the “Incumbent Directors”) cease to constitute at least a majority of the Board, provided that any directors whose election or nomination for election was approved by a majority vote of the Incumbent Directors will be considered an Incumbent Director (but not any director who was initially elected or nominated as a result of an actual or threatened election contest or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board); or (2) any person is or becomes a beneficial owner of securities of the company representing 50% or more of the combined voting power of the company’s then outstanding securities eligible to vote for the election of the Board, excluding any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan sponsored or maintained by the company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in clause (3) below); or (3) a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the company or its subsidiaries that requires the approval of the company’s shareholders, unless immediately following such corporate transaction: (A) more than 50% of the total voting power of (x) the surviving corporation resulting from such transaction, or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the surviving corporation, is represented by company voting securities that were outstanding immediately prior to such the corporate transaction (or, if applicable, is represented by shares into which such company voting securities were converted pursuant to such corporate transaction), and the voting power among the holders thereof is in substantially the same proportion as the voting power of such company voting securities among the holders thereof immediately prior to the corporate transaction, (B) no person is or becomes the beneficial owner of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent corporation or surviving corporation and (C) at least half of the members of the board of directors of the parent corporation or surviving corporation following the corporate transaction were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such corporate transaction (any corporate transaction which satisfies all of the criteria specified in (A), (B) and (C) above will be deemed to be a “Non-Qualifying Transaction”); or (4) a change in the ownership of a substantial portion of the company’s assets which occurs on the date that any person, or group of persons acquires or has acquired during a 12-month period assets from the company with a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the company. Under Mr. Glaser’s severance agreement, the transaction also must constitute a change in control within the meaning of Internal Revenue Code Section 409A in order to be considered a “Change in Control.”

For purposes of the equity award agreements, the term “Disability” generally means a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

For purposes of Mr. Glaser’s severance agreement and the CIC Agreements and Ms. Thomas and Messrs. Patrizio and Pellegrini’s offer letters, the term “Good Reason” generally means the executive’s resignation within 30 days (or 60 days, for Mr. Glaser) after the expiration of any company cure period following the occurrence of one or more of the following, without his or her written consent: (1) a material reduction in the executive’s duties, authorities or responsibilities relative to the executive’s duties, authorities or responsibilities as in effect immediately prior to the Change in Control; (2) a material reduction in the executive’s annual base compensation; (3) a material reduction in the executive’s annual target bonus opportunity; and (4) a material change in the geographic location at which the executive must perform services. The executive must first provide the company with written notice within 90 days of the event that the executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

In 2016, each director who was not an employee of RealNetworks was paid $8,750 per quarter for his or her services as a director. Non-employee directors were also paid (i) $1,000 for participation in each meeting of the Board, (ii) $1,000 for participation in each meeting of a Board committee, including our standing committees and certain special committees, and (iii) $5,000 per quarter for serving as chairperson of the Audit Committee, $3,125 per quarter for serving as chairperson of the Compensation Committee and $2,500 per quarter for serving as chairperson of the Nominating and Corporate Governance Committee. In addition, the lead independent director was paid an additional retainer of $5,000 per quarter. Directors were also reimbursed for their reasonable expenses incurred in attending Board of Directors or Committee meetings.

Pursuant to the RealNetworks, Inc. 2007 Director Compensation Stock Plan, a sub-plan administered under our 2005 Plan, a non-employee director may make an irrevocable election prior to the commencement of each plan year to receive all or a portion of the cash compensation payable to such director for the coming year in shares of our common stock. No director elected to receive shares in lieu of cash compensation in 2016.

Non-employee directors other than our Chairman receive equity awards under the 2005 Plan on the third business day following each annual meeting of shareholders. The 2016 equity awards consisted of (i) nonqualified stock options to purchase 15,000 shares of our common stock that, once vested, will remain exercisable for three years following the director’s separation from the Board or until the option’s earlier expiration, and (ii) RSUs valued at $45,000 on the grant date. These options and RSUs vest monthly in equal increments over a 12-month period following the award’s grant date assuming continued service as a director, with the RSU share distribution date occurring on the first anniversary of the grant date. Non-employee directors may make an annual irrevocable election to defer the RSU share distribution date to a date that is (i) five years following the RSU grant date, or (ii) concurrent with the Director’s separation from the Board. Our Board has adopted stock ownership guidelines applicable to non-employee directors designed to achieve long-term alignment between non-employee directors and our shareholders. Under these guidelines, each non-employee director is required to own a number of shares of our common stock equal to three times such director’s annual retainer fee within five years of service on the Board.

On September 22, 2016, our non-employee directors were each granted RSUs for 10,297 shares and an option to acquire 15,000 shares of our common stock having an exercise price of $4.37 per share, which RSUs and options vest as described above.

On July 28, 2016, our Board approved revisions to the company’s Outside Director Compensation program to provide for compensation, in the form of RealNetworks options and restricted stock units awards, to any nonemployee director of RealNetworks who is appointed by the RealNetworks Board to serve, on behalf of RealNetworks and the Board, on the board of directors of an entity that is an affiliate or investee of RealNetworks. The annual equity awards to be granted as compensation for such RealNetworks-designated service, would be equal to the annual equity awards granted to nonemployee directors of RealNetworks as described above. Pursuant to these revisions, on October 21, 2016, the Board approved equity awards to compensate Mr. Slade for his service as a RealNetworks-designated director on the board of Rhapsody International, Inc. RealNetworks owned approximately 42% of the issued and outstanding stock of Rhapsody on December 31, 2016 and, accordingly, is considered an affiliate of ours. The equity awards served as compensation for the the period from January 1 to October 21 and for the one-year period following October 21, 2016, and are reflected in the 2016 Director Compensation Table below and more specifically described in the footnotes that accompany the table.

While Mr. Glaser serves as our Chief Executive Officer, he will not receive compensation as a director. See the “Summary Compensation Table” for Mr. Glaser’s compensation for services provided as Chief Executive Officer in 2016.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(1)(2)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Michael T. Galgon(3)	41,537	—	—	—	41,537
Bruce A. Jaffe(4)	54,000	45,000	16,950	—	115,950
Christopher R. Jones(5)	27,454	58,786	22,006	—	108,246
Dawn G. Lepore(6)	62,642	45,000	16,950	—	124,592
Janice Roberts(7)	63,500	45,000	16,950	—	125,450
Michael B. Slade(8)	39,038	118,304	46,028	41,290	244,660
Dominique Trempont(9)	96,476	45,000	16,950	—	158,426

(1)

The amounts reported in these columns reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted during the fiscal year pursuant to the 2005 Plan, determined in accordance with financial statement reporting rules rather than an amount paid to or realized by the director. For a discussion of valuation assumptions, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. As of December 31, 2016, the aggregate number of shares of RealNetworks common stock underlying outstanding option awards for each non-employee director was: 30,000 for Mr. Jaffe; 19,596 for Mr. Jones; 60,520 for Ms. Lepore; 79,270 for Ms. Roberts; 112,079 for Mr. Slade; and 79,791 for Mr. Trempont.
(2)	As of December 31, 2016, each of our non-employee directors held 10,297 shares of RealNetworks common stock underlying outstanding RSU awards, except Mr. Slade, who held 20,122 shares of RealNetworks common stock underlying outstanding RSU awards.
(3)	Mr. Galgon served as a member of the Audit Committee and as a member of the Compensation Committee from January 1 through his departure from the Board of Directors on September 19, 2016.
(4)	Mr. Jaffe served as a member of the Audit Committee for all of 2016.
(5)	Mr. Jones was elected to the Board of Directors and was appointed as a member of the Audit Committee on July 11, 2016.
(6)	Ms. Lepore served as a member of the Compensation Committee and as Chair of the Nominating and Corporate Governance Committee for all of 2016.
(7)	Ms. Roberts served as Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee for all of 2016.
(8)	In August 2012, we entered into a strategic advisory agreement with Mr. Slade, which has been subsequently amended and which was terminated effective March 2, 2016. Pursuant to the amended terms of this agreement, for 2016 Mr. Slade was paid consulting fees equal to $20,000 per month for the period from January 1 through March 2, 2016. For a more detailed description of the strategic advisory agreement, please see the section entitled, “Item 13. Certain Relationships.” During the effective period of this agreement during 2016, Mr. Slade was not paid for any services as a member of the Board of Directors. Since the agreement was terminated effective March 2, 2016, however, Mr. Slade was compensated for his services as a nonemployee director from March 3 through December 31, 2016, including receiving the annual equity awards granted on September 22, 2016. Pursuant to the July 2016 revisions to our Outside Director Compensation program described above, on October 21, 2016, Mr. Slade was granted (i) a fully vested option to purchase 9,435 shares of RealNetworks common stock with a per share exercise price of $4.58, (ii) 6,180 fully vested RSUs, (iii) an option to purchase 15,000 shares of RealNetworks common stock with a per share exercise price of $4.58 and scheduled to vest monthly in equal increments over a 12-month period following the award’s grant date assuming continued service as a RealNetworks-designated director of Rhapsody, and (iv) 9,825 RSUs scheduled to vest monthly in equal increments over a 12-month period following the award’s grant date assuming continued service as a RealNetworks-designated director of Rhapsody, with the RSU share distribution date occurring on the first anniversary of the grant date.
(9)	Mr. Trempont served as Lead Independent Director, Chair of the Audit Committee, and as a member of the Compensation Committee during all of 2016.

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION OF NAMED

EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast an advisory vote on executive compensation as more fully described below.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, motivate and retain executive officers critical to the long-term success of RealNetworks and the creation of shareholder value. Our executive compensation program links competitive levels of compensation to company performance as compared to performance goals to ensure accountability and to motivate executives to achieve a higher level of performance.

The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our Compensation Committee regarding 2016 compensation in more detail. The Compensation Committee has implemented practices that it believes are indicative of its executive compensation philosophy and its desire to maintain good corporate governance, including:

•	Establishing executive compensation that is competitive and linked to both company and individual performance;

•	Providing for a substantial portion of executive compensation to be in the form of incentive compensation that is “at risk” and dependent upon RealNetworks’ business results;

•	Providing pay incentives that closely align the interests of executives with the long-term interests of our shareholders;

•	Formalizing an annual process to assess risks associated with our compensation policies and programs; and

•	Hiring independent compensation consultants to assist the Compensation Committee with its compensation decisions.

We request shareholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules as set forth in the Compensation Discussion and Analysis, the executive compensation tables and the narrative disclosures that accompany the compensation tables. Accordingly, we ask that you vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of RealNetworks, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in RealNetworks, Inc.’s proxy statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table, and the other related tables and disclosure within this proxy statement.”

As an advisory vote, this proposal is not binding on RealNetworks or its Board of Directors. However, the Board of Directors and its Compensation Committee, which is responsible for designing and administering RealNetworks’ executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will review and consider the voting results of this vote when making future decisions regarding the compensation of our named executive officers. We currently plan to hold an advisory vote annually, so the next such shareholder advisory vote will occur at our 2018 annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, this Proposal 3 affords our shareholders the opportunity to cast a non-binding, advisory vote on how often RealNetworks should include future advisory votes on executive compensation of the nature reflected in Proposal 2 above in its proxy materials for future annual meetings of shareholders (or a special shareholder meeting in lieu of an annual meeting of shareholders). Shareholders are asked to vote on whether such votes should occur every year, every two years or every three years. We have held annual votes starting with the 2011 annual meeting.

The Board of Directors has determined that holding an advisory vote on executive compensation annually is the most appropriate policy at this time, and recommends that future advisory votes on the compensation of named executive officers occur every year. While the company’s executive compensation program is designed to promote a long-term focus, the Board of Directors and the Compensation Committee recognize that executive compensation is determined annually and that holding an annual advisory vote on the compensation of our named executive officers will provide the Board of Directors and the Compensation Committee with more direct and immediate feedback on executive compensation decisions.

This advisory vote on the frequency of future advisory votes on the compensation of named executive officers is non-binding on the Board of Directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation.

Although this advisory vote is non-binding, the Board of Directors will review and consider the voting results when determining the frequency of future advisory votes on the compensation of named executive officers. The Board of Directors may decide that it is in the best interests of the company’s shareholders and the company to hold an advisory vote on the executive compensation more or less frequency than the frequency receiving the most votes cast by our shareholders. Under the federal securities laws, the opportunity for shareholders to vote on the frequency of an advisory vote on executive compensation is required at least every six years. This question was first presented to our shareholders in 2011.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO CONDUCT FUTURE ADVISORY VOTES ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS EVERY YEAR.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of KPMG LLP as the independent registered public accounting firm for RealNetworks’ fiscal year ending December 31, 2017, and the Board of Directors recommends that shareholders vote for the ratification of such appointment. Although ratification by our shareholders is not required by law, RealNetworks has determined that it is desirable to request shareholder approval of this appointment. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such change would be in the best interests of RealNetworks and its shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection.

KPMG LLP has audited the consolidated financial statements of RealNetworks since 1994, including performing audit services in connection with the audit of our consolidated financial statements for our most recently completed fiscal year. In addition, KPMG LLP has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC.

Fees Billed by KPMG LLP During 2015 and 2016

The following table presents fees for professional audit services rendered by KPMG LLP, an independent registered public accounting firm, for the audit of our annual financial statements for 2015 and 2016, and fees billed for other services rendered by KPMG LLP.

	2015	2016
Audit Fees(1)	$1,256,000	$972,000
Audit-Related Fees	0	0
Tax Fees(2)	42,143	0
All Other Fees	0	0

Total Fees	$1,298,143	$972,000

(1)	Fees in connection with the audit of RealNetworks’ annual financial statements for the fiscal years ended December 31, 2015 and 2016, reviews of the financial statements included in RealNetworks’ quarterly reports on Form 10-Q during the 2015 and 2016 fiscal years, Sarbanes-Oxley Section 404 attestation services and statutory and other audits for subsidiaries of RealNetworks.

(2)	Fees in connection with professional services for tax return preparation and consultation on matters related to certain of our subsidiaries.

Pre-Approval Policies and Procedures

The Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval procedures, the Audit Committee has pre-approved all specified audit and non-audit services to be provided by KPMG LLP for up to twelve months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration. In 2015 and 2016, the Audit Committee approved all services and fees of KPMG LLP identified in the above table in accordance with SEC requirements.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

Report of the Audit Committee of the Board of Directors

The following is the report of the Audit Committee with respect to RealNetworks’ audited financial statements, which include the consolidated balance sheets of RealNetworks as of December 31, 2015 and 2016, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2016, and the notes thereto.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2016 with management and has discussed those matters required by Statement on Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, with KPMG LLP. The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from RealNetworks.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2016 be included in the RealNetworks Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Audit Committee of the Board of Directors

Dominique Trempont, Chair

Bruce A. Jaffe

Christopher R. Jones

OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect to those proxies in accordance with the judgment of the persons voting such proxies.

The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that RealNetworks specifically incorporates it by reference into such filing.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

MICHAEL PARHAM

Senior Vice President, General Counsel

and Corporate Secretary

August 8, 2017

Seattle, Washington

A COPY OF REALNETWORKS’ ANNUAL REPORT ON FORM 10-K FOR THE 2016 FISCAL

YEAR, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS

AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:

REALNETWORKS, INC.

ATTN: INVESTOR RELATIONS

1501 FIRST AVENUE SOUTH, SUITE 600

SEATTLE, WASHINGTON 98134

DIRECTIONS TO THE REALNETWORKS, INC. 2017 ANNUAL MEETING OF SHAREHOLDERS

The 2017 Annual Meeting of Shareholders will be held on September 19, 2017 at 1:30 p.m. Pacific Time at:

Home Plate Center Building

1501 First Avenue South

Lobby Conference Room

Seattle, Washington 98134

From Bellevue/Redmond (Eastside):

•	Take I-90 West

•	Take the 4th Avenue South Exit

•	Keep left at the fork, follow signs for Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

From West Seattle:

•	Head south on California Avenue Southwest toward Southwest Dakota Street

•	Take the 1st left onto SW Dakota St

•	Turn right onto 35th Avenue Southwest

•	Turn left onto West Seattle Bridge

•	Take the 1st Avenue South exit

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your left

From the North (Everett/Lynwood):

•	Follow signs for Interstate 5 South/Tacoma/Portland

•	Keep right at the fork, follow signs for 4th Avenue South

•	Keep left at the fork, follow signs for Edgar Martinez Drive

•	Turn right onto Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

From the South (Airport/Tacoma):

•	Head North on International Blvd towards 180th Street

•	Slight right onto the Washington 518 East ramp to Interstate 405/Interstate 5/Renton

•	Merge onto WA-518 East

•	Take the Interstate 5 North exit on the left toward Seattle

•	Merge onto I-5 North

•	Take exit 164B for Edgar Martinez Drive South

•	Turn right onto Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

RealNetworks, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on September 18, 2017.
Vote by Internet
• Go to www.envisionreports.com/RNWK
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all nominees, FOR Proposal 2, 1 YEAR on Proposal 3, and FOR Proposal 4.

1.	Election of Directors:	For	Withhold	+
	01 - Janice Roberts	☐	☐

	02 - Michael B. Slade	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain

2.	Non-binding advisory vote on executive compensation.	☐	☐	☐	3.	Non-binding advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

4.	Ratification of KPMG LLC as independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

∎	1 U P X	+

02NPFB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RealNetworks, Inc.

Notice of 2017 Annual Meeting of Shareholders

1501 First Avenue South, Seattle, Washington 98134

Proxy Solicited by Board of Directors for Annual Meeting – September 19, 2017

Robert Glaser and Michael Parham, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of RealNetworks, Inc. to be held on September 19, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of the nominated directors, FOR Proposal 2, 1 YEAR on Proposal 3, and FOR Proposal 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)